UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

American Express Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY MATERIALS – SUBJECT TO REVIEW AMERICAN EXPRESS COMPANY 200 VESEY STREET NEW YORK, NEW YORK 10285

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

DATE	Monday, April 28, 2008, at 10:00 a.m. Eastern Time

PLACE	American Express Company 200 Vesey Street, 26th floor New York, New York 10285

ITEMS OF BUSINESS	(1) To elect Directors.

(2) To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008.

(3) To amend the Certificate of Incorporation to require a majority vote for the election of Directors in non-contested elections.

(4a-d) To amend the Certificate of Incorporation to eliminate statutory supermajority voting for the following actions:

(4a) Merger or consolidation.

(4b) Disposition of all or substantially all of the Company’s assets outside the ordinary course of business.

(4c) Plan for the exchange of shares.

(4d) Authorization of dissolution.

(5) To vote on a shareholder proposal relating to cumulative voting for Directors.

(6) To transact such other business that may properly come before the Meeting.

RECORD DATE	You can vote if you are a shareholder of record on February 29, 2008.

STEPHEN P. NORMAN
Secretary & Corporate Governance Officer

March    , 2008

PRELIMINARY PROXY MATERIALS – SUBJECT TO REVIEW AMERICAN EXPRESS COMPANY 200 VESEY STREET NEW YORK, NEW YORK 10285

March    , 2008

PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of American Express Company for the 2008 Annual Meeting of Shareholders and for any adjournment or postponement of the Meeting. In this proxy statement, we refer to American Express Company as “the Company,” “we,” “our” or “us.”

We are holding the Annual Meeting at 10:00 a.m. Eastern Time, on Monday, April 28, 2008, at the Company’s New York City headquarters and invite you to attend in person. Directions to the Company’s New York City headquarters are on page [    ]. If you need special assistance at the Meeting because of a disability, you may contact Stephen P. Norman, our Secretary, by telephone at (212) 640-5583, by e-mail at stephen.p.norman@aexp.com or by writing to him at 200 Vesey Street, New York, New York 10285.

The Company has arranged for a live audio webcast of the 2008 Annual Meeting to be accessible to the general public on the Internet at http://ir.americanexpress.com. A replay of the Meeting’s audio webcast will also be available at the same Web site address beginning later the same day.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be

Held on April 28, 2008

The Company’s proxy statement and 2007 Annual Report to Shareholders are available at www.proxyvote.com.

We are pleased this year to take advantage of a new Securities and Exchange Commission (SEC) rule that permits companies to furnish proxy materials to shareholders over the Internet. On March          , 2008, we started mailing to certain of our shareholders a Notice of Internet Availability of Proxy Materials. This Notice contains instructions on how to access our proxy statement and 2007 Annual Report to Shareholders and vote online. By furnishing this Notice, we are lowering the costs and reducing the environmental impact of our Annual Meeting.

Shareholders who did not receive the Notice of Internet Availability of Proxy Materials will continue to receive a paper or electronic copy of our proxy statement and 2007 Annual Report, which we intend to start mailing on or about March     , 2008.

VOTING INFORMATION

Record Date

You may vote all shares that you owned as of February 29, 2008, which is the record date for the Annual Meeting. On February 29, 2008, we had                          common shares outstanding and eligible to vote. Each common share is entitled to one vote on each matter properly brought before the Meeting.

Ownership of Shares

You may own common shares in one or more of the following ways:

•

directly in your name as the shareholder of record, including shares purchased through our Shareholder’s Stock Purchase Plan or restricted stock awards issued to employees under our long-term incentive plans;

•	indirectly through a broker, bank or other holder of record in “street name”; or

•	indirectly through the American Express Company Stock Fund of our Retirement Savings Plan (RSP) or the Employee Stock Ownership Plan of Amex Canada, Inc.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us, to give your voting instructions by telephone or by the Internet, or to vote in person at the Meeting. If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out the voting instruction form that accompanies your proxy materials. Regardless of how you hold your shares, we invite you to attend the Meeting.

How to Vote

Your vote is important. We encourage you to vote promptly. Internet and telephone voting are available through 11:59 p.m. Eastern Time on Wednesday, April 23, 2008, for shares held in employee plans, and through 11:59 p.m. Eastern Time on Sunday, April 27, 2008, for all other shares. You may vote in the following ways:

By Telephone. If you are located in the United States or Canada you can vote your shares by calling the toll-free telephone number and following the recorded instructions. You will need the 12-digit Control Number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompany your proxy materials, as applicable. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card or your voting instruction form.

By Internet. You can also vote your shares by the Internet. You will need the 12-digit Control Number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompany your proxy materials, as applicable. You may vote by the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. You may incur telephone and Internet access charges if you vote by the Internet. If you vote by the Internet, you do not need to return your proxy card or your voting instruction form.

By Mail. If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold shares in street name, please complete and mail the voting instruction form.

At the Annual Meeting. The way you vote your shares prior to the Meeting will not limit your right to change your vote at the Meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

Revocation of Proxies. You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our Secretary, (2) submit a later-dated proxy (or voting instruction form if you hold shares in street name), (3) provide subsequent telephone or Internet voting instructions or (4) vote in person at the Meeting.

Shares Held Under Plans

If you participate in the Shareholder’s Stock Purchase Plan, your proxy includes the number of shares enrolled in that plan as well as any shares you have acquired through dividend reinvestment. If you participate in the RSP or the Employee Stock Ownership Plan of Amex Canada, Inc., your proxy includes shares that the relevant plan has credited to your account.

To allow sufficient time for the RSP and the Employee Stock Ownership Plan of Amex Canada, Inc. trustees to vote, the trustees must receive your voting instructions by 11:59 p.m. Eastern Time on Wednesday, April 23, 2008. If the trustees for the RSP and the Employee Stock Ownership Plan of Amex Canada, Inc. do not receive your instructions by that date, the trustees will not vote your shares.

Confidential Voting

We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management, unless we must disclose them for legal reasons. However, if a shareholder writes a comment on the proxy card, the comment will be forwarded to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspectors of Election and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

Quorum and Required Vote

Quorum. We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the Meeting, either in person or by proxy.

Routine and Non-Routine Proposals. New York Stock Exchange (NYSE) rules determine whether proposals presented at shareholder meetings are routine or not routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions.

We have been advised by the NYSE that the election of Directors, the management proposals to amend the Company’s Certificate of Incorporation and the ratification of the appointment of our independent registered public accounting firm are routine items. The shareholder proposal is not a routine item.

Broker Vote. If you hold your shares in a bank or brokerage account you should be aware that if you fail to instruct your bank or broker how to vote within 10 days of the Meeting, the bank or broker is permitted to vote your shares in its discretion on your behalf on routine items. While banks and brokers have historically cast their votes on routine items in support of management in the absence of instructions from their clients, some firms are now casting uninstructed votes in the same proportion as their clients’ instructed votes. Thus, if you want to assure that your shares are voted in accordance with your wishes on Items 1, 2, 3 and 4a through 4d, the seven routine matters in this proxy statement, you should complete and return your voting instruction form before April 18, 2008.

Votes Required for the Election of Directors and Approval of the Proposals. To elect Directors and adopt the other proposals, the following proportion of votes is required:

Item	Vote Required	Impact of Abstentions and Broker Non-Votes, if any

Election of Directors	Plurality of votes cast, but if a Director nominee receives more “withheld” votes than “for” votes, he or she shall submit his or her resignation to the Board of Directors for its consideration	Not considered as votes cast

Amend Certificate of Incorporation to require a majority vote for the election of Directors	Approval of a majority of the outstanding shares entitled to vote	Same effect as votes against

Amend Certificate of Incorporation to eliminate statutory supermajority voting for certain actions	Approval of two-thirds of the outstanding shares entitled to vote	Same effect as votes against

Ratification of appointment of independent accounting firm and shareholder proposal	Approval of the majority of the votes cast	Not considered as votes cast

Multiple Shareholders Sharing the Same Address

In accordance with the notices we previously sent to street-name shareholders who share a single address, we are sending only one Notice of Internet Availability of Proxy Materials or one 2007 Annual Report and proxy statement to that address unless we have received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate Notice of Internet Availability of Proxy Materials or a separate 2007 Annual Report and proxy statement, he or she may contact the Company’s Secretary. If you are receiving multiple copies of our 2007 Annual Report and proxy statement or Notice of Internet Availability of Proxy Materials, you can request householding by contacting the Company’s Secretary. The contact information for the Company’s Secretary is stated on page 1 under “General Information.”

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies on behalf of the Board of Directors. Our Directors, officers or employees may solicit proxies for us in person, or by mail, telephone, facsimile or electronic transmission. We have hired Morrow & Co. to help us distribute and solicit proxies. We will pay Morrow $17,500 plus expenses for these services.

CORPORATE GOVERNANCE

Our business is managed by the Company’s employees under the direction and oversight of the Board of Directors. Except for Kenneth I. Chenault, our Chairman and Chief Executive Officer, none of our Board members is an employee of the Company. The Board limits membership of the Audit Committee, Compensation and Benefits Committee and Nominating and Governance Committee to independent, non-management Directors. We keep Directors informed of our business through discussions with management, materials we provide to them, visits to our offices and their participation in Board and Board Committee meetings.

The Board of Directors has adopted Corporate Governance Principles which, along with the charters of the Board Committees, the Company’s Code of Conduct for employees and the Code of Business Conduct for Directors, provide the framework for the governance of the Company. The Board of Directors has also appointed a Corporate Governance Officer to promote best practices and help the Company remain in the forefront of good corporate governance. The Corporate Governance Officer periodically reviews the Company’s governance principles and practices to assure that they continue to reflect high standards and makes recommendations to the Nominating and Governance Committee in connection with the Company’s governance practices.

A complete copy of the Company’s Governance Principles, the charters of the Board Committees and the Codes of Conduct for employees and Directors may be found on the Company’s Investor Relations Web site at http://ir.americanexpress.com. Copies of these materials also are available without charge upon written request to the Secretary of the Company.

Summary of the Company’s Corporate Governance Principles

Independence of Directors. A substantial majority of the Board of Directors shall consist of independent, non-management Directors who meet the criteria for independence required by the New York Stock Exchange.

A Director is independent if he or she does not have a material relationship with the Company or one of its subsidiaries.

The Board has established the following guidelines to assist it in determining Director independence.

1. A Director will not be considered independent if:

(i)	within the last three years the Director was an employee of the Company or an immediate family member was an executive officer of the Company;

(ii)	the Director or an immediate family member received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company (other than Director and Committee fees and pension or other deferred compensation);

(iii)	the Director or an immediate family member is a partner of the Company’s independent registered public accounting firm; the Director is a current employee of such firm; a member of the Director’s immediate family is an employee of such firm and participates in the firm’s audit, assurance or tax compliance practice; or the Director or immediate family member was within the last three years a partner or employee of such firm and worked on the Company’s audit;

(iv)	within the last three years an executive officer of the Company served on the compensation committee of another company that employed the Director, or an immediate family member of the Director, as an executive officer; or

(v)	the Director is a current employee, or has an immediate family member who is an executive officer, of a company that made payments to, or received payments from, the Company in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

2. The Board has determined that a material relationship with the Company will be deemed to exist if a Director is:

(i)	an executive officer of a charitable organization and the annual contributions of the Company and the American Express Foundation to the organization (exclusive of gift-match payments) exceed the greater of $1 million or 2% of the organization’s total annual revenues;

(ii)	a partner of or of counsel to a law firm that performs substantial legal services to the Company on a regular basis; or

(iii)	a partner, officer or employee of an investment bank or consulting firm that performs substantial services to the Company on a regular basis.

3. The Board of Directors also has determined that the following relationships are not material and do not impair a Director’s independence:

(i)

possession and use of an American Express® Card or use of the Company’s travel services by a Director or his or her immediate family members on terms and conditions similar to those available to other Cardmembers;

(ii)

incurring indebtedness to the Company, on the American Express® Card or otherwise as permitted by law, or use of the Company’s financial services, by a Director or his or her immediate family members on terms and conditions similar to those available to other persons of like creditworthiness;

(iii)	transactions in the ordinary course of business between the Company and another company where the Director or an immediate family member serves as an executive officer, provided the Director or immediate family member owns less than a 10% equity interest in the other company and the amounts paid or received by the other company did not exceed, in any of the last three fiscal years, the greater of $1 million or 1% of its consolidated gross revenues;

(iv)	transactions in the ordinary course of business between the Company and another company where the Director serves on the other company’s board and owns less than a 10% equity interest in the other company, regardless of the amount involved;

(v)	service on the board of another public company on which an executive officer of the Company also serves as a board member, except for compensation committee interlocks described in Section 1(iv);

(vi)	service as a director, trustee or executive officer of a charitable organization where an executive officer of the Company also serves as a director or trustee, unless the annual contributions of the Company and the American Express Foundation to the organization (exclusive of gift-match payments) exceed the greater of $1 million or 1% of the organization’s total annual revenues;

(vii)	service as an executive officer of a public company that also uses the Company’s independent registered public accounting firm;

(viii)	membership in the same professional association, social, fraternal or religious organization or club as an executive officer of the Company; or

(ix)	prior attendance at the same educational institution as an executive officer of the Company.

Based on these guidelines, on January 28, 2008, the Board of Directors determined that 10 of the Company’s 12 Director nominees are independent: Ms. Burns and Messrs. Akerson, Chernin, Leschly, Levin, McGinn, Miller, Reinemund, Walter and Williams. The other non-management Director nominee, Ms. Barshefsky, as well as Mr. Chenault, are not deemed independent under these guidelines.

Composition of the Board. Directors should be persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company, such as general management, finance, marketing, technology, law, international business or public sector activities.

Directors should possess integrity, independence, energy, forthrightness, analytical skills and commitment to devote the necessary time and attention to the Company’s affairs. Directors should possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

Executive Sessions. The non-management Directors shall meet periodically in executive session without the Chief Executive Officer present, and the independent non-management Directors shall meet in executive session at least once annually.

The executive sessions of non-management Directors shall be presided over by the Director who is the chairman of the Committee responsible for the issue being discussed. General discussions, such as the review of the Company’s overall performance, shall be presided over by the longest serving Director. The Board schedules at least three executive sessions of non-management Directors each year, including one executive session of independent Directors only. However, any Director may request additional executive sessions of non-management Directors to discuss any matter of concern. During 2007, the Board held four executive sessions of non-management Directors, one of which included independent Directors only.

Voting for Directors. Currently, the Director nominees who receive the plurality of votes cast are elected as Directors. In any non-contested election of Directors, any Director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her resignation to the Board within 30 days of the shareholder vote. In deciding whether or not to accept the resignation, the Board shall consider all factors deemed relevant, including the stated reason why shareholders who cast “withhold” votes did so, the qualifications of the Director, and whether the Director’s resignation from the Board would be in the best interests of the Company and its shareholders. The Board will also consider a range of possible responses to the shareholder vote, including, for example, acceptance of the resignation or rejection of the resignation and having the Director continue to serve but curing the grievance causing the “withheld” votes. Only the Company’s other independent Directors shall decide the nominee’s status. The Board shall reach its decision within 90 days of the shareholder vote and disclose its final decision in a Form 8-K filed with the Securities and Exchange Commission within four business days of such decision, together with a full explanation of the process and the reasons for rejecting the tendered resignation, if applicable. As detailed below, we are asking shareholders to approve an amendment to the Company’s Certificate of Incorporation to require a majority vote for the election of Directors in non-contested elections. If approved by shareholders, this amendment will apply to future elections of Directors.

Communicating with Directors. Communications to the Board or to individual members of the Board may be made by letter, e-mail or telephone and should be directed to the Company’s Secretary, who will forward them to the intended recipients. If a shareholder wishes to communicate a concern to the Chair of the Audit Committee about the Company’s financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chair of the Audit Committee in care of the Company’s Secretary. If the concern relates to the Company’s governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chair of the Nominating and Governance Committee in care of the Company’s Secretary. If the shareholder is unsure as to which category his or her concern relates to, he or she may communicate it to any one of the independent Directors in care of the Company’s Secretary. The contact information for the Company’s Secretary is stated on page 1 under “General Information.”

The Company’s “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern in good faith. If a shareholder nonetheless prefers to raise his or her concern to the Board in a confidential or anonymous manner, the concern may be directed to the Office of the Ombudsperson at the Company’s headquarters or by telephone at 1-800-297-1010. The Ombudsperson will refer the concern to the Chair of the Audit Committee who will assure that the matter is properly investigated.

Other. Non-management Directors shall have access to individual members of management or to other employees of the Company on a confidential basis. Directors are authorized to conduct independent investigations and to hire outside consultants or experts at the Company’s expense. Directors shall also have access to Company records and files, and Directors may contact other Directors without informing Company management of the purpose or even the fact of such contact.

The Company believes that each Director should have a substantial personal investment in the Company. A personal holding of 20,000 shares of the Company is recommended for each Director. Directors are expected to acquire and maintain this share ownership threshold within five years of joining the Board.

The Board of Directors encourages all its members to attend the Annual Meeting of Shareholders. In April 2007, all of the then incumbent Directors were present at the Annual Meeting of Shareholders.

Board Meetings

During 2007, the Board of Directors met 12 times. All of our Directors attended 75% or more of the meetings of the Board and Board Committees on which they served in 2007.

The following table lists our four Committees, the Directors who currently serve on them and the number of Committee meetings held in 2007.

Membership on Board Committees

Name	Audit	Compensation and Benefits	Nominating and Governance	Public Responsibility
Mr. Akerson	C		•
Ms. Barshefsky				•
Ms. Burns	•
Mr. Chenault
Mr. Chernin		•		•
Mr. Jordan				C
Mr. Leschly		C		•
Mr. Levin	•
Mr. McGinn		•	•
Mr. Miller		•	•
Mr. Popoff		•	C	•
Mr. Reinemund			•
Mr. Walter	•	•	•
Mr. Williams	•
2007 Meetings	14	12	3	3

C = Chair

• = Member

Audit Committee

The responsibilities of the Audit Committee are described in the following Report of the Audit Committee.

All members of the Audit Committee are independent Directors as required by the listing standards of the NYSE and the Company’s Corporate Governance Principles. The Board has also determined that Messrs. Akerson, Walter and Williams meet the requirements for being “audit committee financial experts” as defined by SEC rules.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to communication with audit committees. In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, relating to independence discussions with audit committees, has discussed with the independent auditors their independence from the Company and its management, and has considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

The Audit Committee discussed with the Company’s internal auditors and independent auditors the overall scope and plans for their respective audits. The internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Company’s General Auditor, who is accountable to the Audit Committee. The Audit Committee met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s 2007 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Daniel F. Akerson, Chairman

Ursula M. Burns

Richard C. Levin

Robert D. Walter

Ronald A. Williams

Compensation and Benefits Committee

The Compensation and Benefits Committee (Compensation Committee) has oversight responsibility for the compensation and benefit programs for executive officers and other employees. The processes and procedures by which the Compensation Committee considers and determines named executive officer compensation are described in the Compensation Discussion and Analysis included in this proxy statement. The Compensation Committee may delegate all or a portion of the authority granted to it by the Board to one or more Compensation Committee members, senior executives or committees in accordance with applicable laws, regulations and plan requirements. All members of the Compensation Committee are independent Directors as required by the listing standards of the NYSE and the Company’s Corporate Governance Principles.

Compensation Committee Interlocks and Insider Participation. The current members of the Compensation Committee are Messrs. Chernin, Leschly, McGinn, Miller, Popoff and Walter. None of the members is a former or current officer or employee of the Company or any of its subsidiaries. None of the members has any relationship required to be disclosed under this caption under the rules of the SEC.

Nominating and Governance Committee

The Nominating and Governance Committee considers and recommends candidates for election to the Board, advises the Board on Director compensation, oversees the annual performance evaluations of the Board and Board Committees, advises the Board on corporate governance matters and administers the Company’s Related Person Transaction Policy. All members of the Nominating and Governance Committee are independent Directors as required by the listing standards of the NYSE and the Company’s Corporate Governance Principles.

Director Nomination Process. The Nominating and Governance Committee considers and recommends candidates for election to the Board. The Committee also considers candidates for election to the Board who are submitted by shareholders. Each member of the Committee participates in the review and discussion of Director candidates. In addition, Directors who are not on the Committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election, the Committee seeks persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company, such as general management, finance, marketing, technology, law, international business or public sector activities. The minimum qualifications that the Nominating and Governance Committee believes must be met for a candidate to be nominated include integrity, independence, energy, forthrightness, strong analytical skills and the willingness to devote appropriate time and attention to the Company’s affairs. Candidates should also demonstrate a willingness to work as part of a team in an atmosphere of trust and a commitment to represent the interests of all the shareholders rather than those of a specific constituency.

Shareholders who wish to submit nominees for election at an annual or special meeting of shareholders should follow the procedure described on page [    ]. The Nominating and Governance Committee applies the same standards in considering candidates submitted by shareholders as it does in evaluating candidates submitted by members of the Board of Directors.

Public Responsibility Committee

The Public Responsibility Committee reviews issues that affect the communities in which we work or the public interest in general. These issues include the Company’s consumer policies, legislation and regulation affecting the Company, philanthropic programs, the Company’s political action committee and corporate political contributions, government relations activities, other policies affecting the communities in which the Company operates, and the environment.

COMPENSATION OF DIRECTORS

It is the goal of the Nominating and Governance Committee to maintain the level of Director compensation above the mid-point of comparable companies. In 2005, the Committee engaged an independent compensation advisory firm, Frederic W. Cook & Co., Inc., to review Director compensation. As a result of that review, the Committee recommended that the Directors receive the compensation described below. The Committee undertakes such a review approximately every two years and, in January 2008, determined not to make any changes to Director compensation.

The following table provides information on the Company’s compensation of non-management Directors for 2007. In addition, the Company reimburses Directors for out-of-pocket expenses attendant to Board membership.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Mr. Akerson	$110,000	$122,840	$0	$87,018	$27,432	$347,290
Ms. Barshefsky	80,000	122,840	0	0	1,858	204,698
Ms. Burns	90,000	133,568	0	0	20,660	244,228
Mr. Chernin	80,000	180,690	0	6,062	1,858	268,610
Mr. Jordan	90,000	122,840	0	205,928	2,839	421,607
Mr. Leschly	100,000	122,840	0	99,719	37,978	360,537
Mr. Levin	87,500	208,931	0	1,669	1,858	299,958
Mr. McGinn	90,000	122,840	0	0	1,970	214,810
Mr. Miller	85,000	133,568	0	0	27,161	245,729
Mr. Popoff	95,000	122,840	0	61,095	2,543	281,478
Mr. Reinemund	62,500	208,931	0	0	1,858	273,289
Mr. Walter	95,000	122,840	0	6,905	18,420	243,165
Mr. Williams	87,500	208,931	0	0	1,858	298,289

(1)	Annual Retainers. The Company pays its non-management Directors an annual retainer of $80,000 for Board service and pays an additional annual retainer of $10,000 to members of the Audit Committee and $5,000 to members of the Compensation and Benefits Committee, including the chairs. The Company also pays an annual retainer to the chair of each of the Committees as follows: Audit $20,000; Compensation and Benefits $15,000; Nominating and Governance $10,000; and Public Responsibility $10,000. The Company pays no fees for attending meetings, but the annual retainer for Board service of $80,000 is reduced by $20,000 if a Director does not attend at least 75% of our Board meetings and meetings of any Committee on which he or she serves. All the non-management Directors, except for Messrs. McGinn and Reinemund, deferred all or a portion of their 2007 retainers into either a cash account, a share equivalent unit account, or both, under the Deferred Compensation Plan described below in note 4.

(2)	Share Equivalent Unit Plan. To assure that the majority of each non-management Director’s annual compensation is aligned with shareholder interests, each non-management Director is credited with share equivalent units (SEUs) upon re-election at each annual meeting of shareholders. Each SEU reflects the value of a common share of the Company. Each Director receives additional SEUs as dividend equivalents on the units in his or her account. SEUs do not carry voting rights and must be held until a Director ends his or her service on the Board. At that time, each SEU is payable in cash equal to the then value of one Company common share. On April 23, 2007, each non-management Director elected was credited with 3,400 SEUs, having a date of grant fair value of $207,910.

This column includes the expense recognized by the Company in its financial statements in 2007 in accordance with Statement of Financial Accounting Standards No. 123(R) (SFAS 123R) with respect to the

SEUs granted in 2007 and the dividend equivalents credited on the SEU award balance of each director, offset by the change in value during 2007 of each Director’s SEU award balance up to the appreciation shown in this table in last year’s proxy statement.

As of December 31, 2007, the SEU balance in each Director’s account was: Mr. Akerson 13,293; Ms. Barshefsky 23,959; Ms. Burns 16,785; Mr. Chernin 6,871; Mr. Jordan 70,877; Mr. Leschly 13,293; Mr. Levin 3,418; Mr. McGinn 13,293; Mr. Miller 17,941; Mr. Popoff 23,337; Mr. Reinemund 3,418; Mr. Walter 20,911; and Mr. Williams 4,183. These amounts represent the aggregate number of SEUs granted under the Share Equivalent Unit Plan for all years of service as a Director, additional units credited as a result of the reinvestment of dividend equivalents and, for Messrs. Jordan, Miller, Popoff and Williams and Ms. Barshefsky and Ms. Burns, retainer amounts deferred into their SEU accounts under the Deferred Compensation Plan described below in note 4 and dividend equivalents thereon. The SEUs do not count toward the share ownership guidelines we have established for Directors.

(3)	Option Awards. The Company has not granted stock options to Directors since April 2002. In April 2002 and in prior years, the Company made stock option grants to each non-management Director on the date of the annual shareholders’ meeting. As of December 31, 2007, Messrs. Jordan and Leschly each had 17,135 vested outstanding options.

(4)	Retirement Benefits. We offer no retirement benefits to non-management Directors who began their Board service after March 31, 1996. We pay a retirement benefit to non-management Directors who began their Board service on or before March 31, 1996, have served on our Board for at least five years, and have never been our employees. The retirement benefit consists of a payment of $30,000 per year for each year a Director served on the Board. Payments cease after a Director’s death. Three of our Directors, Messrs. Akerson, Jordan and Popoff, are eligible to receive retirement benefits in the future. Included in this column are the changes in the actuarial present value from 2006 to 2007 of the accumulated benefit, as follows: Mr. Akerson $6,408; Mr. Jordan $18,283 and Mr. Popoff $20,349.

Deferred Compensation Plan. Non-management Directors may defer the receipt of up to 100% of their annual retainer fees into either: (1) a cash account that we value based on a schedule linked to our return on equity, which is the same schedule we use for the deferred compensation plan in which management participates shown on page [            ], and/or (2) the SEU account described above. Under either alternative, Directors will receive cash payments and will not receive shares upon payout of their deferrals. This column includes the above-market portion of the earnings during 2007 on amounts deferred under this plan in cash accounts for the following Directors in the amounts stated: Mr. Akerson $80,610; Mr. Chernin $6,062; Mr. Jordan $187,645; Mr. Leschly $99,719; Mr. Levin $1,669; Mr. Popoff $40,746; and Mr. Walter $6,905. Earnings in 2007 were considered to be above-market to the extent that the rate of interest exceeded 5.89%.

(5)	Insurance. We provide our non-management Directors with group term life insurance coverage of $50,000 and business travel insurance coverage of $1,000,000. The cost incurred by the Company for each Director for the business travel insurance is $1,650 and is included in this column. The group life insurance policy is provided to the Directors on a basis generally available to all Company employees. Directors may purchase $50,000 of additional group term life insurance at their own expense.

Directors’ Charitable Award Program. The Company maintains a Directors’ Charitable Award Program for Directors elected prior to July 1, 2004. To fund this program we purchased joint life insurance on the lives of participating Directors, including Mr. Chenault, and advisors to the Board. We will receive a $1,000,000 benefit following the death of a Director and $500,000 following the death of an advisor. We expect to donate one-half of the benefit to the American Express Foundation and one-half to the charitable organization that the Director or advisor recommends. In 2007, the Company paid premiums for policies on the following Directors in the amounts stated: Mr. Akerson $25,574; Ms. Burns $18,942; Mr. Leschly $35,741; Mr. Miller $24,925; and Mr. Walter $16,450, which amounts are included in this column.

Matching Gift Program. Directors are eligible to participate in the Company’s Matching Gift Program on the same basis as Company employees. Under this program, the American Express Foundation matches gifts to approved charitable organizations up to $8,000 per calendar year.

OWNERSHIP OF OUR COMMON SHARES

The table below shows how many American Express common shares certain individuals and entities beneficially owned on February 29, 2008. These individuals and entities include: (1) owners of more than 5% of our outstanding common shares; (2) our current Directors; (3) the executive officers named in the “Summary Compensation Table” on page [    ] and (4) all current Directors and executive officers as a group. A person has beneficial ownership over shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as we describe below.

Name	Number of Shares Owned(3)(4)		Right to Acquire(5)	Percent of Class(%)
Warren Buffett, Berkshire Hathaway Inc. and subsidiaries 1440 Kiewit Plaza Omaha, NE 68131	151,610,700	(1)	—%
Davis Selected Advisers, LP 2949 East Elvira Road, Suite 101 Tucson, AZ 85706	79,424,177	(2)	—%
Daniel F. Akerson	[75,058	]		*
Charlene Barshefsky	[20,097	]		*
Ursula M. Burns	[16,000	]		*
Kenneth I. Chenault	[1,076,422	]		*
Peter Chernin	[11,000	]		*
Gary L. Crittenden(6)	0
Edward P. Gilligan	[359,075	]		*
Daniel T. Henry.	[53,042	]		*
Vernon E. Jordan, Jr.	[41,481	]		*
Alfred F. Kelly, Jr.	[395,314	]		*
Jan Leschly	[150,890	]		*
Richard C. Levin	[2,000	]		*
Richard A. McGinn	[18,412	]		*
Edward D. Miller	[20,000	]		*
Louise M. Parent	[230,234	]		*
Frank P. Popoff	[51,521	]		*
Steven S Reinemund	[20,000	]		*
Robert D. Walter	[160,300	]		*
Ronald A. Williams	[7,500	]		*
All current Directors and executive officers ([ ] individuals)(6)	[3,176,989	]		1.[ ]%

*	Less than 1%.

(1)	Based on information contained in a report on Form 13F that Berkshire Hathaway Inc. (Berkshire) filed with the SEC, which contained information as of December 31, 2007. Of the shares listed in the table, National Indemnity Company beneficially owns 120,255,879 shares. National Indemnity is a subsidiary of Berkshire. Mr. Buffett, Berkshire and certain subsidiaries of Berkshire share voting and investment power over these shares. Based on information contained in a report on Schedule 13D/A dated July 9, 2007, Mr. Buffett owns 31.34% of the aggregate voting power of the outstanding shares of Berkshire’s Class A Common Stock and Class B Common Stock. As a result of this ownership position in Berkshire, Mr. Buffett may be considered the beneficial owner of the shares that Berkshire beneficially owns.

In 1995 we signed an agreement with Berkshire designed to ensure that Berkshire’s investment in our Company will be passive. The agreement remains in effect so long as Berkshire owns 10% or more of our voting securities. Berkshire made similar commitments to the Board of Governors of the Federal Reserve System. Berkshire and its subsidiaries have also agreed to follow our Board of Directors’ recommendations in voting Company common shares they own so long as Mr. Chenault is our Chief Executive Officer and Berkshire owns 5% or more of our voting securities. With certain exceptions, Berkshire and its subsidiaries may not sell Company common shares to any person who owns more than 5% of our voting securities or who attempts to change the control of the Company.

(2)	Based on information contained in a report on Schedule 13G that Davis Selected Advisers, LP filed with the Securities and Exchange Commission, which contained information as of December 31, 2007.

(3)	This column includes shares held in employee benefit plan accounts on February 29, 2008, as follows:

Name	Number of Shares in Plan Accounts
K.I. Chenault
E.P. Gilligan
D.T. Henry
A.F. Kelly, Jr.
L.M. Parent
All current executive officers

(4)	Certain executive officers held restricted shares on February 29, 2008, which we include in this column. The executive may vote the restricted shares, but may not sell or transfer them during the restricted period. These restrictions lapse over a period of years ending in 2013. The individuals in the table held the following number of restricted shares:

Name	Number of Restricted Shares
K.I. Chenault
E.P. Gilligan
D.T. Henry
A.F. Kelly, Jr.
L.M. Parent
All current executive officers

(5)	These are shares that the named individuals have the right to acquire within 60 days upon the exercise of stock options they hold.

(6)	Based on information provided by Mr. Crittenden. Mr. Crittenden resigned as Executive Vice President and Chief Financial Officer on February 23, 2007.

(7)	On February 29, 2008, the current Directors and executive officers beneficially owned [ ] shares, or about 1.[ ]% of our outstanding shares. No current Director or executive officer beneficially owned more than 1% of our outstanding shares.

ITEMS TO BE VOTED ON BY SHAREHOLDERS

Item 1—Election of Directors

Our Board of Directors currently has 14 members. Except for Messrs. Jordan and Popoff, who have reached the mandatory retirement age of 72, each current Director is standing for re-election to hold office until the next Annual Meeting of Shareholders. Effective with the April 2008 retirement of Messrs. Jordan and Popoff, the Board of Directors will have 12 members. Messrs. Jordan and Popoff have agreed to serve as advisors to the Board following their retirement.

If a Director resigns or retires during the year, the Board of Directors, with input from the Nominating and Governance Committee, may elect another Director as a replacement. The Board may also add new members during the year based on a number of factors, such as the size of the Board and the Board’s desire to add fresh perspectives or expertise.

The Board has appointed Daniel T. Henry, Stephen P. Norman and Louise M. Parent as proxies who will vote your shares on your behalf. Their names appear on the proxy. These individuals intend to vote for the election of each of the 12 nominees unless you indicate on the proxy or voting instructions that your vote is withheld from any or all of the nominees. The telephone and Internet voting procedures will include instructions on how to withhold your vote from any or all nominees. We expect that each nominee will be able to serve if elected as a Director. However, if any nominee is not able to serve, the persons named as proxies may vote for another person as nominated by the Nominating and Governance Committee.

The Board of Directors recommends a vote FOR the election of these nominees as Directors.

We describe below the principal occupation in italics and other information about our nominees.

DANIEL F. AKERSON	Director since 1995	Age 59

Managing Director, The Carlyle Group, a private equity firm, March 2003 to present. Director, Manor Care, Inc., MultiPlan, Inc., and Freescale Semiconductor, Inc. Trustee, United States Naval Academy Foundation.

CHARLENE BARSHEFSKY	Director since 2001	Age 57

Senior International Partner, WilmerHale, attorneys, Washington, D.C., 2001 to present. United States Trade Representative and a member of the President’s Cabinet from 1997 to 2001. Board of Directors, Council on Foreign Relations. Director, The Estée Lauder Companies Inc., Starwood Hotels & Resorts Worldwide, Inc. and Intel Corporation. Trustee, Howard Hughes Medical Institute.

URSULA M. BURNS	Director since 2004	Age 49

President, Xerox Corporation, a global company engaged in manufacturing, servicing and financing a complete range of document equipment and services, April 2007 to present; Senior Vice President and President, Business Group Operations, January 2003 to April 2007; President, Document Systems and Solutions Group, October 2001 to December 2002; Senior Vice President, Corporate Strategic Services, May 2000 to October 2001. Director, Boston Scientific Corporation, Xerox Corporation, National Association of Manufacturers, the University of Rochester, National Academy Foundation and The National Center on Addiction and Substance Abuse at Columbia University.

KENNETH I. CHENAULT	Director since 1997	Age 56

Chairman and Chief Executive Officer, American Express Company, April 2001 to present; Chief Executive Officer, January 2001 to April 2001. Director, International Business Machines Corporation. Member, the World Trade Center Memorial Foundation. Trustee, NYU Hospitals Center and the New York University School of Medicine Foundation.

PETER CHERNIN	Director since 2006	Age 56

President, Chief Operating Officer and Director, News Corporation, a diversified international media and entertainment company, October 1996 to present. Director, DirecTV, Inc. and Gemstar-TV Guide International, Inc.

JAN LESCHLY	Director since 1997	Age 67

Founder and Partner, Care Capital LLC, a private equity firm, May 2000 to present. Director, The A.P. Moller-Maersk Group. Member, the Emory University Business School Dean’s Advisory Council. Adjunct Professor, Copenhagen Business School.

RICHARD C. LEVIN	Director since 2007	Age 60

President, Yale University, a private, independent university, July 1993 to present. Director, Satmetrix Systems, Inc. Trustee of the William and Flora Hewlett Foundation.

RICHARD A. MCGINN	Director since 1998	Age 61

General Partner, RRE Ventures, an investment advisory and venture capital firm, August 2001 to present. Director, Via Systems, Inc.

EDWARD D. MILLER	Director since 2003	Age 67

Former President and Chief Executive Officer, AXA Financial, Inc., a worldwide provider of financial protection and wealth management services, May 2001 to present. President and Chief Executive Officer, August 1997 to May 2001. Director, Korn/Ferry International and The Feinstein Institute for Medical Research. Chairman of the Board of Directors of Phoenix House, Chairman of the Partnership for New York City’s Security and Risk Management Task Force and Trustee of the New York City Police Foundation. Senior Advisor to National Grid Corp.

STEVEN S REINEMUND	Director since 2007	Age 59

Retired Chairman of the Board, PepsiCo, Inc., a company that produces beverages and convenient foods, October 2006 to May 2007. Chairman and Chief Executive Officer, May 2001 to October 2006. Director, Johnson & Johnson, Marriott International, Inc. and Exxon Mobil Corporation. Trustee, The Cooper Institute and United States Naval Academy Foundation.

ROBERT D. WALTER	Director since 2002	Age 62

Founder and Executive Director, Cardinal Health, Inc., a company that provides products and services supporting the health care industry, November 2007 to present; Executive Chairman of the Board, April 2006 to November 2007; Chairman and Chief Executive Officer, 1979 to April 2006. Director, Battelle Memorial Institute. Member, The Business Council.

RONALD A. WILLIAMS	Director since 2007	Age 58

Chairman and Chief Executive Officer, Aetna Inc., a company providing managed care benefits and health insurance, October 2006 to present; President and Chief Executive Officer from February 2006 to October 2006; President, from May 2002 to February 2006. Trustee, The Conference Board and Connecticut Science Center. Member of Dean’s Advisory Council and Alfred P. Sloan Management Society at the Massachusetts Institute of Technology. Member, The Business Council and The Business Roundtable.

Item 2—Ratification of the Appointment of Independent Registered Public Accounting Firm

On January 28, 2008, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year beginning January 1, 2008.

Each year the Audit Committee reviews our accounting firm’s qualifications, performance and independence in accordance with regulatory requirements and guidelines. At least every ten years, the Audit Committee charter requires a detailed review of the Company’s accounting firm, which includes a comparison of resources available in other firms. The Committee conducted such a review in 2004, and appointed PricewaterhouseCoopers LLP on November 22, 2004 as our independent registered public accounting firm for the year beginning January 1, 2005.

We are asking shareholders to ratify the Committee’s appointment of PricewaterhouseCoopers LLP. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it a direction to consider other accounting firms for the subsequent year.

One or more representatives of PricewaterhouseCoopers will be present at the Meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements and other attest services were $16.4 million for 2007 and $13.9 million for 2006.

Audit-Related Fees

The aggregate fees billed or to be billed for each of the last two fiscal years for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements were $2.2 million for 2007 and $1.7 million for 2006. The nature of the services performed for these fees included, among other things, employee benefit plan audits, internal control reviews, attest services not required by statute or regulation, and consultations concerning financial accounting and reporting matters not classified as audit.

Tax Fees

The aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered for tax compliance and expatriate tax services were $63,000 for 2007 and $204,000 for 2006.

All Other Fees

There were no fees billed or to be billed for 2007 and 2006 for products and services other than those reported in the three prior categories.

Policy on Pre-Approval of Services Provided by Independent Registered Public Accounting Firm

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of the Company’s independent registered public accounting firm are subject to the specific pre-approval of the Audit Committee. All audit and permitted non-audit services to be performed by the Company’s independent registered public accounting firm require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee. The procedures require all proposed engagements of the Company’s independent registered public accounting firm for services of any kind to be directed to the Company’s General Auditor and then submitted for approval to the Audit Committee prior to the beginning of any services.

Other Transactions with PricewaterhouseCoopers

We have a number of business relationships with individual member firms of the worldwide PricewaterhouseCoopers organization. Our subsidiaries provide card and travel services to some of these firms and these firms pay fees to our subsidiaries. These services are in the normal course of business, and we provide them pursuant to arrangements that we offer to other similar clients.

The Board of Directors recommends a vote FOR the following resolution:

RESOLVED, that the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit the accounts of the Company and its subsidiaries for 2008 is ratified and approved.

Item 3—Management Proposal to Amend the Certificate of Incorporation to Require a Majority Vote for the Election of Directors in Non-contested Elections

The Board of Directors has authorized, and recommends that shareholders approve, the amendment to the Company’s Certificate of Incorporation set forth below, which will require a majority vote for the election of Directors in non-contested elections.

If shareholders approve the proposed amendment, a new paragraph will be added to Section 6 of the Company’s Certificate of Incorporation that will read as follows:

“Except in a contested election, the vote required for the election of a director by the shareholders shall be the affirmative vote of a majority of the votes cast in favor of or against a nominee at a meeting by the holders of shares entitled to vote on such election. In a contested election, directors shall be elected by a plurality of the votes so cast. An election shall be deemed contested if there are more nominees than positions on the Board of Directors to be filled at the meeting of shareholders as of the fourteenth (14th) day prior to the date on which the corporation files its definitive proxy statement with the Securities and Exchange Commission. The corporation’s subsequent amendment or supplement of the definitive proxy statement shall not affect the status of the election.”

Background

The New York Business Corporation Law (“NY BCL”) provides that directors are elected by a plurality of the votes cast unless a company’s certificate of incorporation specifies a different voting standard. Under plurality voting, the Director nominees who receive the highest number of “for” votes are elected, up to the number of Directors to be elected, even if the nominee receives more “withheld” votes than “for” votes on his or her election. Currently, the Company’s Restated Certificate of Incorporation (“Certificate of Incorporation”) does not provide for a different voting standard, though the Company has adopted as policy a form of majority voting for non-contested Director elections. Our Directors continue to be elected by a plurality vote, but our corporate governance principles require that a Director nominee who receives a greater number of “withheld” votes than “for” votes submit his or her resignation to the Board for its consideration.

Reasons for and Effect of the Proposal

Last year, to further strengthen this majority voting approach, the Board of Directors committed to seek shareholder approval at this Annual Meeting to amend our Certificate of Incorporation to establish majority voting for Directors in non-contested elections. The Board of Directors believes that this proposal strengthens the director nomination process and enhances director accountability.

Under the proposed amendment, each vote will be specifically counted “for” or “against” a Director nominee’s election. The affirmative vote of a majority of the total number of votes cast “for” or “against” a Director nominee will be required for election. Shareholders will also be entitled to abstain with respect to the election of a Director. In accordance with New York law, abstentions and broker non-votes, if any, will have no effect in determining whether the required affirmative majority vote has been obtained.

In a contested election, Directors shall continue to be elected by a plurality of the votes cast. An election shall be deemed contested if there are more nominees than positions on the Board of Directors to be filled at the meeting of shareholders as of the 14th day before the date on which the Company files its definitive proxy statement with the SEC.

Under New York law, shareholders must approve the proposed amendment to the Company’s Certificate of Incorporation. If approved, the amendment will become effective upon the filing with the New York Department of State of a certificate of amendment of the Company’s Certificate of Incorporation. The Company would make such a filing promptly after the Annual Meeting.

Under New York law, an incumbent director who is not re-elected remains in office until his or her successor is elected and qualified, continuing as a “holdover” director until his or her position is filled by a subsequent shareholder vote or his or her earlier resignation or removal by a shareholder vote. To address this situation, upon shareholder approval of the proposed amendment and the filing of the certificate of amendment, the Board of Directors will amend the Company’s by-laws to require an incumbent Director who does not receive the requisite majority vote for his or her re-election immediately to tender his or her resignation to the Board. The Board of Directors, excluding such Director, shall then decide whether or not to accept such resignation and shall promptly disclose and explain its decision in a Form 8-K filed with the SEC within 90 days after the results of the election are certified. In acting on the tendered resignation, the Board shall consider all factors that it may deem relevant.

Vote Required

Under the NY BCL, the vote required for this proposal is the affirmative vote of a majority of the outstanding shares entitled to vote. Abstentions and broker non-votes, if any, are not affirmative votes, and will therefore have the same effect as a vote “against” the proposal.

The Board of Directors recommends a vote FOR the amendment to the Company’s Certificate of Incorporation set forth above.

Items 4a-d—Management Proposals to Amend the Certificate of Incorporation to Eliminate Statutory Supermajority Voting for the Following Actions:

4a.	Merger or consolidation

4b.	Sale, lease or exchange or other disposition of all or substantially all of the Company’s assets outside the ordinary course of business

4c.	Plan for the exchange of shares

4d.	Authorization of dissolution

The Board of Directors has authorized, and recommends that shareholders approve, the four separate amendments to the Company’s Certificate of Incorporation set forth below. Together, these amendments, if approved by shareholders, will lower the statutory supermajority voting provisions now applicable to the Company under the default provisions of the NY BCL from the current requirement of two-thirds of the outstanding shares to the lowest possible threshold for these actions under the NY BCL, which is a majority of the outstanding shares.

If shareholders approve one or more of the proposed amendments, a new paragraph will be added to Section 6 of the Company’s Certificate of Incorporation that will read as follows:

“At a meeting of shareholders following all requisite approvals under the New York Business Corporation Law (“NY BCL”), and subject to any rights granted to any holders of the corporation’s preferred shares that may be issued from time to time, the affirmative vote of a majority of the votes of all outstanding shares entitled to vote thereon shall be required to take any of the following actions:”

PROPOSAL NO.	PROPOSED AMENDMENT
4a — Merger or consolidation	“to adopt a plan of merger or consolidation in accordance with Section 903 of the NY BCL or any successor provision thereto”

4b — Sale, lease, exchange or other disposition of all or substantially all of the Company’s assets outside the ordinary course of business	“to approve the sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation in accordance with Section 909 of the NY BCL or any successor provision thereto”

4c — Plan for the exchange of shares	“to adopt a plan for the exchange of shares in accordance with Section 913 of the NY BCL or any successor provision thereto”

4d — Authorization of dissolution	“to authorize the dissolution of the corporation in accordance with Section 1001 of the NY BCL or any successor provision thereto”

Background

In accordance with the NY BCL, different voting standards for shareholder approval apply to the Company, depending on the action being voted on. Currently:

1. Many voting items of the Company are subject to approval by a majority of the votes cast in accordance with the NY BCL, including the shareholder ratification of the appointment of the Company’s independent registered public accounting firm each year, adoption of Company shareholder proposals, approval of employee stock options plans and, if Item 3 above is approved at this Annual Meeting, election of Directors in non-contested elections.

2. Approval by a majority of all outstanding shares entitled to vote is required for some actions, such as to approve certain amendments of the Company’s Certificate of Incorporation.

3. Approval by two-thirds of all outstanding shares entitled to vote on the matter is required to effect each of the following actions:

•	to merge our Company into another company or to consolidate our Company with another company;

•	to sell, lease, exchange or otherwise dispose of all or substantially all of our assets outside the ordinary course of business;

•

to effect a share exchange under which the Company becomes a subsidiary of another company and its stock is exchanged for the stock of that other company (which would be American Express Company’s new parent); and

•	to dissolve.

Reasons for and Effect of the Proposals

Under the NY BCL, the two-thirds voting standard for certain items applies to all corporations, like the Company, that were incorporated prior to 1998, unless their certificate of incorporation is amended to reduce the standard to a majority of the shares entitled to vote on the matter. The Board of Directors recognizes that many stockholders now view this type of supermajority vote requirement as a limitation on the ability of a majority of stockholders to effect certain corporate actions, since the two-thirds vote provisions could make it more difficult to achieve the required vote for these actions.

The Company has no current plans to effect any of these actions. Approving the amendments at this time will make it easier in the future for the Company to secure shareholder approval for these actions, should we wish to do so. It is important to understand that lowering the voting thresholds for these actions is not the same as actually taking the underlying substantive actions. You are not being asked to vote at this time to approve any actions of the type described in the amendments. At this time, you are only being asked to lower the voting thresholds associated with subsequent shareholder approval of these actions, should any of these actions later become the subject of future consideration by the Company’s shareholders.

Assuming that sufficient favorable votes are received at this meeting on these proposals, and the Company subsequently amends its Certificate of Incorporation to reflect these amendments by lowering the voting thresholds, the Company would still be required to solicit the approval of a majority of the outstanding shares entitled to vote in order to implement any of these types of actions.

Vote Required

Under the NY BCL, the vote required for each change requested in items 4a through 4d is the affirmative vote of two-thirds of the outstanding shares entitled to vote. Abstentions and broker non-votes, if any, are not affirmative votes, and will therefore have the same effect as a vote “against” a proposal.

Separate Items

Items 4a through 4d all relate to the effort to eliminate the statutory supermajority voting standards applicable to the Company, but each item involves a different subject. Therefore, to avoid confusion by bundling these items together, we are setting out each separate matter intended to be acted upon, so that shareholders are able to express their views on each amendment separately. Because each of the proposals is separate and distinct, the approval of any proposal is not conditioned on the approval of any other proposal. The Company will only amend its Certificate of Incorporation for a proposal if that particular proposal receives the requisite favorable vote of two-thirds of the outstanding shares entitled to vote. Those amendments that are not approved by shareholders will not be reflected in the Company’s Certificate of Incorporation.

If approved, an amendment will become effective upon the filing with the New York Department of State of a certificate of amendment of the Company’s Certificate of Incorporation. The Company would make such a filing promptly after the Annual Meeting.

The Board of Directors recommends a vote FOR each of the four amendments to the Company’s Certificate of Incorporation set forth above.

Item 5—Shareholder Proposal Relating to Cumulative Voting for Directors

Mrs. Evelyn Y. Davis, Suite 215, Watergate Office Building, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, record owner of 300 common shares has advised us that she plans to introduce the following resolution:

RESOLVED: “that the stockholders of American Express, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year, the owners of 253,871,933 shares, representing approximately 28.1% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark YOUR proxy FOR this resolution.”

The Board of Directors recommends that you vote AGAINST this proposal for these reasons:

Cumulative voting is one of those issues that has the appearance of fairness, but in reality could serve the interests of special interest groups. It could make it possible for such a group to elect one or more Directors beholden to the group’s narrow interests. This could lead to factions and discord within the Board and undermine its ability to work effectively on behalf of the interests of all of the shareholders. The present system of voting utilized by the Company and by most leading corporations prevents the “stacking” of votes behind potentially partisan directors. The present system thus promotes the election of a more effective Board in which each Director represents the interests of all the shareholders.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following section contains a description and analysis of the compensation arrangements and decisions we made for 2007 for our executive officers named in the Summary Compensation Table that follows this section. We refer to such named executive officers as NEOs. The section also describes certain of the compensation policies and practices that we have adopted and implemented at the Company.

Compensation Philosophy

Our Company’s vision is to be the world’s most respected service brand. To achieve that vision, we must deliver financial performance consistent with that of top growth companies on-average and over-time. To do so, we must sustain and expand our customer base around the world and provide strong leadership to develop highly engaged, talented employees who can deliver superior customer service and fulfill our shareholder commitments. We also believe that having executives who are strong leaders will enable us to attract and retain the best talent, promote continued growth and demonstrate the Company’s values – customer commitment, quality, integrity, teamwork, respect for people, good citizenship, a will to win and personal accountability.

Our compensation program for NEOs is designed to attract, motivate and retain executives of exceptional ability and experience who are critical to the achievement of our vision. The program includes incentive compensation tied to our annual and longer-term financial and strategic objectives, thereby aligning the financial interests of our NEOs with those of our shareholders. This compensation philosophy is characterized by the following principal elements:

1. Measurable goals that promote the interests of our three key constituencies:

•

Shareholders: aligning our compensation programs with our announced on-average and over-time financial objectives of earnings per share (EPS) growth of 12-15%, revenue growth of at least 8% and return on equity (ROE) of 33-36%, and with the total return objective of our shareholders;

•

Customers: increasing customer satisfaction, improving customer service and developing new and innovative products, while adding new customers and increasing the amount of business existing customers do with us; and

•	Employees: recruiting and retaining a highly engaged workforce that delivers superior customer service and identifying and developing diverse, exceptional talent.

2. Competitive pay practices that include appropriate performance incentives and total direct compensation opportunities, which are informed by a review of the compensation practices and pay levels of a sample of large companies with a strong brand marketing focus and companies in the payments and financial services industries. Subject to the judgment and discretion of the Compensation Committee, if the Company achieves or exceeds the financial ranges and other objectives for our shareholder, customer and employee constituencies, earned compensation would be expected to be in the third or fourth (i.e., top two) quartiles of the marketplace. If the Company achieves or exceeds the upper end of the financial ranges and other objectives for the constituencies, and outperforms our competitors, earned compensation would be expected to be in the top quartile. These market positioning directions may vary by executive or in a given year based on our financial and operating results, as well as talent development and retention objectives.

3. An emphasis on long-term incentive compensation, reflecting our commitment to meet or exceed our objectives, including enhancing shareholder value, over the moderate and long term, and to retain a highly talented and experienced senior executive team to lead the Company successfully in a rapidly changing industry and economic environment.

Role of the Compensation and Benefits Committee; Use of Compensation Consultants

The Compensation Committee has overall responsibility for the compensation of our NEOs. The Compensation Committee’s charter, which sets forth its responsibilities and authority, may be accessed by clicking on the “Corporate Governance” link found on our Investor Relations Web site at http://ir.americanexpress.com. (Information from such site is not incorporated by reference into this proxy statement.) You may also obtain a paper copy of the Compensation Committee’s charter by writing to our Secretary at the Company’s headquarters. The Compensation Committee met 12 times in 2007. Generally, the Compensation Committee meets in executive session without management’s being present for a portion of each of its meetings.

Beginning in February 2007, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (Cook) and considered advice and information from such firm in determining the amount and form of compensation for NEOs. This work included confirming an updated comparison group of companies, collecting and providing relevant market data (including proprietary data and data provided by Mercer Human Resource Consulting (Mercer) and other consultants), developing alternatives to consider for chief executive officer (CEO) compensation, including advice and consultation in connection with the special grant of stock options for the CEO (as described below), and providing advice with respect to grants of stock options and restricted stock awards to certain NEOs in connection with their promotions during 2007 (also as described below).

In connection with its work for the Compensation Committee, Cook attended Compensation Committee and related meetings with management. Cook provides these services to the Compensation Committee, and it also provides services to the Nominating and Governance Committee of the Board with respect to Director compensation. In addition, Cook provided advice in connection with the design of the Company’s 2007 Incentive Compensation Plan, which was adopted by our shareholders at our 2007 annual meeting. Cook will not provide any other services to the Company under the terms of its agreement with the Compensation Committee, unless the Committee approves such services in support of the Committee’s objectives.

During 2007, as approved by the Compensation Committee, Mercer provided services and information to the Company in connection with the collection of market data with respect to the compensation of NEOs and other management positions, the preparation of tally sheets and the collection of information and preparation of tables summarizing payments to the NEOs upon change-in-control, retirement and other termination of employment scenarios. Cook provided guidance to Mercer with respect to the NEO market data and the tally sheets provided to the Compensation Committee.

We use other compensation and benefits consultants (e.g., Towers Perrin and Hewitt) to provide market practice data, actuarial services and/or advice relating to broad management employee programs in which executive officers may participate.

Except with respect to the CEO, whose performance assessment and compensation are reviewed and determined solely by the Compensation Committee, the Compensation Committee considers input from management in making determinations regarding our executive compensation program and the individual compensation of executive officers and certain other executives. As part of our annual planning process, management develops and recommends employee participation and award guidelines for our key incentive compensation programs and presents them to the Compensation Committee for approval. Based on performance assessments of the achievement of shareholder, customer and employee goals, personal leadership and relative responsibilities and contributions, the CEO recommends annual and long-term compensation for each executive officer. Each year, the CEO presents to the Compensation Committee his goal and leadership ratings for each executive officer, and reviews key strengths, development actions and succession plans with the Compensation Committee and full Board. After taking into account input from management and Cook, the Compensation Committee determines in its judgment what changes, if any, should be made to the executive compensation program for the coming year, and sets the compensation awards for each NEO.

The Compensation Committee annually reviews tally sheets reflecting each NEO’s outstanding compensation awards, as well as projected value and payouts under our retirement, savings and other plans assuming various scenarios, including retirement, termination of employment and change-in-control of the Company. The Compensation Committee uses the information in the tally sheets as an informational tool to remain apprised of the amount of capital that an NEO has accumulated or may receive in certain circumstances under our compensation programs. In 2007, the information in the tally sheets did not significantly influence the Compensation Committee’s decisions for individual compensation or the design or continuing appropriateness of compensation or benefit programs.

Performance Assessments

Our overall management performance assessment processes cover both organizational and individual results each year. Organizational performance provides a general basis for setting overall levels of compensation. Individual performance provides a basis for differentiating compensation among participants. The Compensation Committee exercises significant discretion in assessing performance, rather than relying on formulaic designs that may not adequately take into consideration other relevant performance objectives or actual results.

Early each year the CEO prepares and develops a written set of financial, strategic and organizational objectives. These performance objectives are reviewed and approved by the Compensation Committee, after discussions with the Board of Directors. The CEO’s performance assessment is based on Company and individual performance, and is determined by the Compensation Committee after reviewing, among other things, the CEO’s written self-assessment of his and the Company’s performance against the objectives set forth earlier in the year, as well as after receiving input from the other outside Directors.

For each of the other NEOs, the CEO assigns two equally weighted performance ratings. One is based on the performance ratings of the Company as a whole and of the business units or staff groups for which the NEO is responsible (Goal Rating), and the other is based on the executive’s leadership behaviors in achieving the Goal Rating (Leadership Rating).

    Goal Ratings

We assess organizational and individual performance by reviewing results against goals for our three key constituencies, weighted as shown below. These results provide important lagging and leading indicators of our current and future success.

•

Shareholders (50% weight). Includes financial results, such as EPS growth, revenue growth, ROE and total shareholder return, as well as reengineering and cost savings. Generally, we measure achievement against our long-term financial objectives or ranges as described above.

•

Customers (25% weight). Includes customer survey results, expansion, retention and deeper penetration of our customer base, development of new and enhanced products and services, and improvements in competitive positioning and share of customers’ spend.

•

Employees (25% weight). Includes employee survey results, achievement of world-class targets for employee satisfaction and engagement, the retention and development of talented employees, and diversity.

The weight we give to the last two aspects of performance reflects the importance we place on our commitment to achieving an industry-leading competitive position and the corresponding need to have a highly engaged, talented workforce.

    Leadership Ratings

We also assess individual performance in the area of leadership, which we believe to be integral to the sustained success of the Company. Each NEO’s Leadership Rating reflects the CEO’s evaluation of his or her performance, which includes feedback from peers and employees, as appropriate, with regard to eight leadership dimensions, such as developing winning strategies, driving innovation and change, and focusing on the customer and client.

Determining Compensation and Mix of Compensation Components

The Compensation Committee uses its judgment and discretion in making compensation decisions, utilizing the framework described above, as well as a consideration of, among other things, the individual’s career with the Company, current compensation arrangements, internal equity and long-term potential to increase shareholder value. The Compensation Committee does not use rigid formulae to determine compensation awards or payouts (except in the context of having a maximum deductible compensation value to comply with tax regulations). This approach is incorporated into our compensation programs and assessment process to respond and adapt to the evolving business environment and to attract, develop and retain exceptional talent.

Each year the CEO recommends to the Compensation Committee the mix of salary, annual incentive, restricted stock, restricted stock units, stock option and portfolio grant awards that an NEO receives as total direct compensation based on job responsibilities and performance and talent assessments, while being informed by available market data. As a result, the weighting of each component can vary year to year. Consistent with our performance orientation, we believe most of the weight in the mix should be on the annual and long-term compensation components that are tied to our financial and shareholder objectives, making salary a small percentage of total direct compensation. We also believe in the use of awards that require vesting and/or future performance to earn value because they encourage a longer term view of the Company’s results and the retention of highly talented executives.

For NEOs other than the CEO, the Compensation Committee, after receiving recommendations from the CEO, determines pay levels that reflect individual contributions, relative roles and responsibilities and leadership succession. With respect to the differences in the compensation levels between the CEO and the other NEOs, and among the other NEOs, the Compensation Committee took into account the differences in the roles regarding leadership and responsibility for the overall performance and strategic vision of the Company, as well as individual contributions and available market data for comparable positions in peer companies.

Market Comparisons

During 2007, the Compensation Committee reviewed market data for NEO jobs primarily found in the 22 companies identified below. The group consists of both large, U.S.-based multi-national companies from the S&P 500 Index with a strong brand marketing focus and companies in the payments and financial services industries. The companies in the sample are intended to include our competitors for business and talent, as well as strong brand companies, and median gross revenue of the sample is comparable to our revenue. The Compensation Committee uses the market data as a guide in creating a general framework for overall levels of compensation and establishing what an appropriate level of total direct compensation would be for a given performance rating, recognizing that the available data can be lagging in nature and reflect each company’s individual circumstances and jobs. The Compensation Committee also considers the earnings per share growth, revenue growth, return on equity and shareholder return performance of these companies compared to our own in assessing CEO performance and determining CEO compensation.

The Compensation Committee periodically reviews this list of companies, and in 2007 removed Morgan Stanley from the list because of the spin-off of its credit card business, Discover Financial Services, and First Data Corporation because it is no longer a publicly-traded company.

3M	FedEx	Kimberly-Clark

Altria Group	General Electric	PepsiCo

Anheuser-Busch	General Mills	Procter & Gamble

Bank of America	IBM	US Bancorp

Capital One Financial	Johnson & Johnson	Wachovia

Citigroup	JP Morgan Chase	Washington Mutual

Coca-Cola	Kellogg	Wells Fargo

Colgate-Palmolive

Compensation Committee Assessment of 2007 Performance

The principal factors that the Compensation Committee considered in assessing our 2007 performance and determining compensation levels in our programs were:

Shareholder goals:

•

We met or exceeded each of our long-term financial objectives (described above). Total revenue growth was 13% and revenue net of interest expense grew 10%; EPS growth from continuing operations, which reflects, among other things, the pending sale of American Express Bank, Ltd. (“AEB”), was 16%, and EPS growth based on net income was 12%; and ROE was 37.3%. Our total shareholder return, which we sometimes refer to as TSR, was minus 13.4%, reflecting the decline in our share price during the course of the year, compared with 5.5% for the S&P 500 Index, minus 18.6% for the S&P Financial Index and a median of 3.2% for our comparator group of 22 companies. (Total shareholder return is return due to share price appreciation and dividends, assuming dividend reinvestment.)

•

Our shareholder return was compared to the S&P Financial Index, the S&P 500 Index and the 22-company comparator group listed above (see “Market Comparisons”), where we were in the second quartile. The Compensation Committee also noted that our revenue growth, EPS growth and ROE were either in the third or fourth quartiles of performance when measured against the comparator group through the first three quarters of 2007 (which was the period through which such data was available for the comparator group at the time the CBC made its compensation decisions in January 2008), and that on a composite basis, assigning an equal weighting to each of the four metrics, we were in the fourth (i.e., top) quartile of performance when measured against the comparator group. (Full-year data for major card issuers showed that we ranked either first or second in card segment revenue growth and total company EPS growth.)

•	Our credit quality continued to remain strong despite the deteriorating consumer credit environment and we once again had one of the lowest write-off rates of the major credit and charge card issuers.

•

We settled our private antitrust action with Visa, which will result in payments to us of up to $2.25 billion, subject to certain performance criteria that our U.S. Global Network Services business must meet.

•

We entered into an agreement to sell American Express Bank to Standard Chartered plc, which should, upon its expected completion in the first quarter of 2008, free up capital, improve our risk profile and allow us to focus more on our higher return payments businesses.

•

Our overall control and compliance framework as measured by the internal control and compliance rating assigned to each major business and staff group and the results of internal audits remained at levels comparable to those ratings assigned for 2006. The Compensation Committee was aware, however, of more critical comments received from regulatory authorities during 2007 and AEB’s and TRS’s settlements with various regulators regarding violations of federal laws in connection with our anti-money laundering programs, which resulted in fines and penalties totaling $65 million.

Customer goals:

•

We met or exceeded several key metrics in our 2007 operating plan. Worldwide spending on our charge and credit cards (billed business) grew 15%, cards-in-force grew 11%, average cardmember spend grew 8% (which reflected the achievement of a five-year objective), cardmember loans grew 26% on an owned (i.e., GAAP) basis and 22% on a managed basis (i.e., includes owned and securitized loans). We also achieved a five-year objective with respect to cardmember attrition. Based on publicly available data, our billed business growth and managed loan growth exceeded that of the other major issuers of charge and credit cards.

•

We met or exceeded several of our key metrics in the 2007 operating plan for our international proprietary card businesses, including double digit growth in billed business, average cardmember spend and cardmember loans. We also continued to make progress internationally with the launch or re-launch of several co-brand products aimed at our highest spending customers, the introduction of our premium lending strategy in several new markets and significant new merchant signings with high volume service establishments.

•

We continued to execute against our GNS strategy, both within the United States and internationally, with growth in billed business of 49% and growth in cards-in-force generated by our partners of 35% and strong revenue and pre-tax income growth. We added ten new GNS partners outside the United States, bringing the total number of GNS partners to 114. We also continued to focus on the premium value segment of the credit and charge card markets by working with our partners to launch 40 new products aimed at these customers.

•

We continued to effectively support the value proposition behind our premium discount rate that we charge merchants, even in the face of continuing competitive and regulatory pressures, which resulted in a decline in the worldwide average discount rate for the year of only 0.01% versus 2006, including no decline in the United States.

•

Our performance relative to that of our peers continued to be strong. We grew our share of spending on general purpose charge and credit cards in the United States and certain of our key international markets, outpacing the growth experienced by the industry. In the United States our billed business share growth cut across the consumer and corporate segments, although we did experience some share erosion in the small business segment in spite of double digit growth in billed business. In addition, our loan growth also outpaced that of our peers.

•

We continued to identify and invest in new and expanded growth opportunities, including corporate middle market, which once again delivered strong double digit growth in billed business, and the continued development of our Source-to-Settle products and services, which target the electronic invoicing and payment space.

•

We made progress in improving our customer service satisfaction levels in the United States. Based on the results of customer satisfaction surveys, 60% of our highest spending customers gave us the highest rating possible for overall satisfaction and 69% of such customers said they would recommend us to a friend, each an increase over the levels attained in 2006. We also made progress in our customer service levels internationally, where we made slight to significant improvements in seven of the eight customer service areas measured.

Employee goals:

•

We saw gains in several of the dimensions measured in our annual employee survey (and no decrease in any area), against already high historical results, including employee development and leader effectiveness dimensions, and we achieved our internal company-wide goal for 13 of the 14 dimensions measured in the survey. We continued to perform at or above most external top quartile survey benchmarks.

•

We strengthened our leadership talent by rolling out a program aimed at our more than 6,000 middle and frontline leaders. As in 2006, during 2007, we also made gains against our goal to be an employer of choice, with recognition in numerous global and local publications.

Elements of Total Direct Compensation

Base Salary

•

Program—As the smallest part of a competitive pay package, the Company provides NEOs and other employees with base salary. The base salary for each NEO reflects his or her position, responsibilities and contributions relative to other executives and available market data. Salaries are typically reviewed, but not necessarily changed, in January of each year as part of our performance and compensation review process, as well as at other times to recognize a promotion or change in job responsibilities or market positioning.

•

2007 Base Salaries—In January 2007, we increased the base salaries for each of the NEOs from 2006 levels after a review of competitive market data and individual contributions. In addition, during the course of the year, we further increased the base salaries of Mr. Kelly (from $725,000 per year to $850,000 per year, in connection with his promotion to President of the Company), Mr. Gilligan (from $725,000 per year to $825,000 per year, in connection with his promotion to Vice Chairman of the Company) and Mr. Henry’s (from $370,000 per year to $625,000 per year, in connection with his promotion to Chief Financial Officer of the Company) in connection with promotions to their current respective roles. Salary information for the NEOs can be found in the Summary Compensation Table found on page    .

Annual Incentive Awards (AIAs)

•

Program—AIAs for NEOs and other executive officers are performance grant awards under our 1998 Plan (for performance years prior to 2008) or our 2007 Plan (for 2008 and thereafter). The AIA amounts paid to our NEOs are primarily at the discretion of the Compensation Committee based on an assessment of the NEOs performance against pre-determined quantitative and qualitative Company, business unit and individual goals, subject to a framework designed to comply with IRS Million Dollar Cap requirements (see page     below). AIAs are payable in cash or a combination of cash and equity awards. Equity awards consist of shares of restricted stock (RSAs) or restricted stock units (RSUs). RSUs are rights to receive a fixed number of our common shares at a future date and are used where it would not be tax-efficient to issue RSAs. (We describe the terms of RSAs and RSUs below.)

•

Actions in January 2007—The Compensation Committee established a grid for each NEO that specified maximum AIA values that would be deductible for each financial performance level during 2007 under IRS Million Dollar Cap requirements. The highest maximum deductible value would be generated by the Company’s achievement of the combination of either:

•	2007 diluted EPS of at least $3.00 and ROE of at least 33% (the low end of our on-average, over-time objective); or

•	2007 diluted EPS of at least $3.35 (reflecting a 12% increase over 2006 diluted EPS) and ROE of at least 29%.

In determining actual AIA payouts for 2007 performance, the Compensation Committee used its discretion to set award payouts at or below (i.e., negative discretion) the maximum deductible value for each of the NEOs. The AIA awards were paid to the NEOs in January and February 2008 in cash or as a combination of cash and RSAs or RSUs that vest after three years, subject to continuous employment and an average annual ROE of 15% or more during the vesting period. The amounts paid in cash are shown under “Bonus” in the Summary Compensation Table found on page     . The amounts paid in the form of RSAs or RSUs for retention and future incentive purposes are reported in footnote 2 to the Summary Compensation Table, which may be found on page     .

Long-Term Incentive Awards (LTIAs)

In addition to the AIA performance grant awards issued to executive officers, we also make awards of LTIAs. LTIAs were awarded under the 1998 Plan through April 23, 2007, and thereafter, under the 2007 Plan. LTIAs consist of nonqualified stock options (NQSOs), RSAs, RSUs and portfolio grant (PG) awards. PGs are cash-based incentive awards valued based on three-year performance, and may be paid in the form of cash, RSAs, RSUs or a combination thereof. The largest component of LTIAs is equity incentive compensation because it creates a strong commonality of interest between our executives and our shareholders – i.e., a common interest in our share price and TSR. The NQSO is the primary award type for this alignment of interests, but an RSA or RSU may be more appropriate in payment of compensation that has already been earned or in special retention situations. The focus of NQSOs, RSAs and RSUs on share price appreciation is balanced by PGs that instead focus on our announced financial targets, as well as our relative total shareholder return. In addition, the three-year performance period of PGs emphasizes sustained performance, complementing the annual performance focus under the AIA program. Taken together, we believe our LTIAs provide a balanced incentive for executives to achieve the full range of important medium- and longer-term results and to pursue a career with the Company.

The Compensation Committee considers Company and individual performance assessments, executive retention, available market data, unvested and outstanding LTIAs and other factors to determine the size and types of LTIAs for each NEO. With our emphasis on long-term, at-risk incentives, many of our executives (including the NEOs) have developed significant ownership stakes in the Company, and we believe new LTIAs increase the alignment of executive and shareholder interests. Executives understand that higher performance may earn larger new LTIA grants, and higher multi-year performance will likely increase the value of their LTIAs and ownership stakes.

To pay competitive total direct compensation, we could use additional performance-based annual cash incentives instead of LTIAs, but we believe that using LTIAs is a more effective way to ensure that the compensation received by executives appropriately reflects multi-year results for shareholders and encourages executives to stay with the Company.

Stock Option Awards

•

Program—We make annual grants of 10-year NQSOs, which typically become exercisable in equal annual installments over four years from the date of grant. We also make “off cycle” grants of 10-year NQSOs for new hires, promotions and in other special circumstances. NQSOs deliver value to the executive only when the Company’s share price rises above the exercise price that is set at the closing price of our common stock on the date of grant.

•

January 2007 Actions—In January 2007, the Compensation Committee approved annual tranche NQSOs for the NEOs. With the exception of Mr. Chenault, whose annual tranche NQSO was increased to 625,000 shares from 425,000 shares in January 2006, the annual tranche NQSO levels for each of the NEOs remained the same as the levels awarded to such persons the previous year. The increase in Mr. Chenault’s annual tranche NQSO reflected our strong 2006 performance, which we summarized in last year’s proxy statement for our 2007 annual meeting of shareholders.

•

Promotional Grants to Messrs. Kelly, Gilligan and Henry—In connection with their promotions described above and to strengthen retention incentives, on July 31, 2007, Messrs. Kelly and Gilligan were awarded NQSOs for 475,000 shares and 450,000 shares, respectively. These NQSOs vest and become exercisable as follows: 25% on each of the third and fourth anniversaries of the grant date, with the remaining 50% vesting on the fifth anniversary of the grant date. The retention value of the grants was a key factor in determining the size of the grants. The Compensation Committee considered, among other things, that, when taken together with RSAs awarded to Messrs. Kelly and Gilligan at the same time, such LTIA grants substantially increased the total compensation amount forfeitable upon any resignation.

An NQSO for 95,000 shares was granted to Mr. Henry on October 31, 2007 in connection with his promotion to Chief Financial Officer of the Company.

•

Special Grant to Mr. Chenault—On November 30, 2007, the Compensation Committee approved a performance-based NQSO to Mr. Chenault. The grant, which was made to Mr. Chenault to provide additional incentive and reward for continuing a high level of performance, consisted of options to purchase 1,375,000 shares of the Company’s common stock at an exercise price of $58.98 per share. The Committee also granted to Mr. Chenault an additional NQSO to purchase 1,375,000 shares at its meeting on January 31, 2008, at an exercise price of $49.13 per share, thereby making a total of 2,750,000 shares of the Company’s common stock subject to the grants (collectively, the Special Grant). (The January 31st NQSO was awarded on the same terms and conditions as the grant made on November 30th, with the exception of the termination date and the exercise price per share, which was equal to the closing price of the Company’s common stock on the date of grant.) The Committee’s decision to make the Special Grant in two separate awards was consistent with the terms of the 2007

Plan, which, in certain respects, limits the number of shares underlying stock options that may be granted to any individual in any one calendar year to 2,000,000. The Compensation Committee determined the size of the Special Grant after considering the value of Mr. Chenault’s outstanding LTIAs, the compensation granted to other executive officers and the advice of Cook.

The NQSOs comprising the Special Grant will not become exercisable prior to January 1, 2014 (except as discussed below) and will vest only if the Company meets the four performance metrics described below during the six-year period from January 1, 2008 through December 31, 2013 (the Performance Period). If none of the metrics is satisfied during the Performance Period, Mr. Chenault would forfeit all stock options under the Special Grant.

Each of the metrics has a 25% weighting. In this regard, of the 2,750,000 shares eligible to vest under the Special Grant (including the grant which was made in January 2008), Mr. Chenault may earn up to 687,500 shares (i.e., one-quarter of the total) depending on the level of performance achieved for the subject metric. For purposes of determining the number of shares that vest and become exercisable, each metric will be evaluated independently from the others, i.e., the vesting of shares with respect to a metric could occur regardless of whether vesting occurs with respect to any other metric.

The four metrics are as follows:

•

Continuing Operations EPS Growth: Vesting based on the Company’s average growth in earnings per share (diluted) from continuing operations (Continuing Operations EPS Growth) during the Performance Period from a base of 2007 Continuing Operations EPS of $3.39.

2008-2013 Average Continuing Operations EPS Growth Per Annum	Shares to Vest
Less than 12%	-0-
12%	50% (343,750 shares)
Greater than 12%, but less than 15%	To be determined based on straight-line interpolation between 343,750 shares and 687,500 shares
15% or more	100% (687,500 shares)

•

Average Revenue Growth: Vesting based on the Company’s average growth in revenues net of interest expense (Revenue Growth) during the Performance Period from a base of 2007 revenue, net of interest expense of $27.7 billion.

2008-2013 Average Revenue Growth Per Annum	Shares to Vest
Less than 8%	-0-
8%	50% (343,750 shares)
Greater than 8%, but less than 10%	To be determined based on straight-line interpolation between 343,750 shares and 687,500 shares
10% or more	100% (687,500 shares)

•	Average Return on Equity: Vesting based on the Company’s average annual return on common equity (Average ROE) during the Performance Period.

2008-2013 Average Annual ROE	Shares to Vest
Less than 33%	-0-
33%	50% (343,750 shares)
Greater than 33%, but less than 36%	To be determined based on straight-line interpolation between 343,750 shares and 687,500 shares
36% or more	100% (687,500 shares)

•

Total Shareholder Return: Vesting based on the Company’s average annual total shareholder return during the Performance Period as compared with the total shareholder return of the S&P 500 Index during the Performance Period.

2008-2013 Average Total Shareholder Return	Shares to Vest
Less than one percentage point above S&P 500	-0-
One percentage point above the S&P 500	50% (343,750 shares)
Greater than one percentage point above, but less than 2.50 percentage points above S&P 500	To be determined based on straight-line interpolation between 343,750 shares and 687,500 shares
2.50 percentage points or more above S&P 500	100% (687,500 shares)

The Compensation Committee tied the performance levels required to be achieved for the vesting of shares to our on-average, over-time financial objectives described above on page     . In addition, the Compensation Committee elected to tie the vesting of certain of the shares to total shareholder return to reflect the importance of achieving strong relative performance during the Performance Period as well as absolute performance.

The Compensation Committee structured the vesting of shares to create incentives to meet the high end of our financial targets by providing for full vesting of the Special Grant only if performance meets or exceeds the high end of the range established for each of the respective performance metrics. At the same time, the Compensation Committee recognized that even meeting the low end of our financial targets, on average, over the next six years would mean that under Mr. Chenault’s leadership, we would have met our performance targets, on average, for a period exceeding ten years. In this regard, the Compensation Committee recognized that historically, very few companies have attained this level of sustained performance, and that, as a result, such an achievement should merit partial vesting of the Special Grant.

If Mr. Chenault retires from the Company prior to December 31, 2011, none of the stock options constituting the Special Grant will vest, and Mr. Chenault will forfeit all stock options under the Special Grant. If Mr. Chenault retires from the Company after December 31, 2011, but prior to December 31, 2013, Mr. Chenault will be eligible to retain a pro rated portion of the Special Grant as determined by his date of retirement during the Performance Period; provided, however, that such retained stock options will vest and become exercisable only to the extent the Company meets the metrics described above for the full six-year Performance Period (regardless of retirement date).

Information regarding each of the NQSO grants made to the NEOs during 2007 (including the portion of the Special Grant made to Mr. Chenault in November 2007) can be found in the Grants of Plan-Based Awards table on page             . In accordance with the rules of the SEC, the Option Awards column of the Summary Compensation Table reports for each NEO the total expense recognized by the Company in 2007 and 2006, as applicable, for his or her outstanding NQSOs (including the ratable expense for all NQSOs awarded during the applicable year) that have not been fully expensed prior to 2007 or 2006, as the case may be.

Restricted Stock Awards and Restricted Stock Units

•

Program—As indicated above, the Compensation Committee may, in its discretion, grant RSAs and/or RSUs to executive officers. Holders of RSAs are entitled to receive dividends on such shares and vote such shares. RSUs have generally been entitled to receive dividend equivalents but no voting rights prior to vesting, as determined by the Compensation Committee at grant. For our NEOs, vesting of RSAs and RSUs is subject to continued employment and a minimum ROE for one year or a minimum average annual ROE for two to six years.

•

January 2007 Actions—In January 2007, the Compensation Committee granted RSAs and two RSUs for 2006 performance (in addition to cash AIA payments) and as an incentive for future performance, which are reported in the Grants of Plan-Based Awards table on page     . These awards vest after three years, subject to continued employment and a 10% or more average annual ROE during the vesting period. In addition, in January 2007, the Compensation Committee granted an RSA to Mr. Chenault to recognize his contributions to the Company’s financial and total shareholder return over the 2004-2006 period and as an incentive for future performance. This RSA, which was subject to continued employment and a 2007 ROE of 10% or more, vested in January 2008.

•

July 2007 Actions—In July 2007 the Compensation Committee granted RSAs to Messrs. Kelly and Gilligan in recognition of their previously-referenced promotions. These awards vest 20% on the third, fourth and fifth anniversaries of the grant date, with the remaining 40% on the sixth anniversary of the grant date, subject to continued employment and a 15% or more average annual ROE for the period from date of grant through each date on which the RSAs shall vest.

In accordance with SEC rules, the Stock Awards column of the Summary Compensation Table reports for each NEO the total 2007 expense recognized by the Company for his or her outstanding RSAs and RSUs (including the ratable expense for January and July 2007 RSA or RSU awards) that have not been fully expensed prior to 2007. The RSAs and RSUs, which were awarded as payment in recognition of 2006 and 2004-2006 performance and in recognition of Messrs. Kelly’s and Gilligan’s promotions, were structured to provide an additional mechanism for executive retention and to comply with the Million Dollar Cap provisions.

Portfolio Grant Awards (PGs)

•

Program—PG awards are granted annually to executive officers and earn value based on our financial and relative total shareholder return over a three-year period. For PGs awarded in 2006 and prior years, 60% of the award’s “target value” was valued based on EPS, revenue and ROE results, and 40% was valued based on our total shareholder return relative to that of the S&P Financial Index. The PG’s target value represents a notional amount assigned to each NEO’s PG that is leveraged to generate lower or higher maximum values depending on the level of performance achieved. Comparable to the general “maximum deductible value” and “negative discretion” approach described above for the AIA program, PG awards for NEOs are designed to support three-year performance criteria and meet U.S. tax requirements for deductibility of actual payouts. Accordingly, at the end of the three-year period, the Compensation Committee certifies the maximum deductible value produced by our financial and total shareholder return results, and then determines the actual payout below (i.e., using negative discretion) or at that maximum deductible value based on its judgment of Company, business unit and individual performance over the performance period.

In January 2007, in connection with the grant of PG 2007-2009 awards to executive officers for the 2007-2009 performance period, the Compensation Committee modified the weightings assigned to the performance components that are used to determine the value of the PG award so that each of the four components will drive the value of 25% of the award’s notional target value. In addition, the Compensation Committee modified the index against which total shareholder return will be measured so that results will be compared with that of the S&P 500 Index (rather than the S&P Financial Index). The Compensation Committee made these changes in order to simplify the program and increase the focus on financial performance.

•

2005-2007 Actions—The table below sets forth (i) the performance levels established in early 2005 for PG-XVI that would generate a target level of maximum deductible value for the 2005-2007 performance period and (ii) the actual results achieved by the Company during such performance period as certified by the Compensation Committee in January 2008:

PG-XVI	Weighting	Target Level Required to Achieve Maximum Deductible Value	Actual Company Performance
Average Annual EPS	24%	$1.25 per share	$2.91 per share
Average Annual Revenue	18%	$22.5 billion	$26.1 billion
Average Annual ROE	18%	11%	34.9%
Total Shareholder Return	40%	Equal to S&P Financial Index	4.2% (i.e., 1.9 percentage points better than S&P Financial Index)

The Compensation Committee used negative discretion to set actual payouts below the maximum deductible values generated by these financial results, reflecting the Compensation Committee’s assessment of the Company’s overall financial performance and strategic accomplishments over the period. This discretion resulted in each participating executive’s receiving an award equal to 230% of the target awards set at the time of grant in early 2005, except for Louise Parent who received an award of 312.5% of target in recognition of her contributions during the performance period, in particular her contributions to the private antitrust action with Visa. The PG-XVI awards were paid out in cash in February 2008. Mr. Chenault’s total earned award was for $4,024,979, of which $500,000 was paid in cash in February 2008 (and is shown in the Summary Compensation Table) and $3,524,979 was awarded in January 2008 in the form of an RSA that will vest after one year subject to his continuous employment and a 2008 ROE of 15% or more. In accordance with SEC rules, the cash portion of the PG-XVI payout is reported in the Summary Compensation Table.

In January 2007, the Compensation Committee granted new Portfolio Grant 2007-2009 awards for the NEOs for the 2007-2009 performance period as reported in the Grants of Plan-Based Awards table on page __. The maximum deductible values for particular levels of performance are shown under the caption “Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Target” in the Grants of Plan-Based Awards table. Actual payout values will be determined by the Compensation Committee in its discretion, subject to the earned deductible values.

PG 2007-2009	Weighting	Threshold Deductible Payout Value	Target Deductible Payout Value	Maximum (Highest) Deductible Payout Value
Average Annual EPS	25%	$0.80	$1.30	$3.35
Average Annual Revenue	25%	$20 billion	$23 billion	$30 billion
Average Annual ROE	25%	9%	15%	33%
Company TSR Relative to S&P 500 TSR	25%	Not less than 9 percentage points below	Equal	13 percentage points above

Our Policy Regarding the Timing of Equity Award Grants

Under the Company’s policy regarding the timing of equity award grants, the Compensation Committee makes “annual tranche” grants of NQSOs, RSAs and RSUs, as well as new PG awards, in January of each year at a meeting held three business days after the Company’s issuance of annual financial results for the then-recently completed fiscal year. In this regard, the Compensation Committee granted NQSOs, RSAs and RSUs at a meeting held on January 25, 2007, and more recently, at a meeting held on January 31, 2008.

In addition to the annual tranche grants, LTIAs (including PGs) may be granted at other times during the year to new hires and employees receiving a promotion and in other special circumstances. Our policy is that only the Compensation Committee may make such “off-cycle” grants to persons subject to the reporting requirements of Section 16 under the Securities Exchange Act of 1934 (Section 16 Officers). The Compensation Committee has delegated the authority to the CEO and the Executive Vice President—Human Resources, acting jointly, to make off-cycle grants to certain non-Section 16 Officers, subject to guidelines established by the Compensation Committee. Under our policy, the Compensation Committee and such authorized officers may make off-cycle grants of equity awards (and PGs) only at meetings held on the last business day of February, April, May, July, August, October and November of each year, with the grant date of such awards being the date of the meeting.

It is also our policy that the exercise price of option grants be equal to the closing price reported for our stock on the NYSE on the grant date. The methodology used to determine the number of shares for a given dollar value of RSAs or RSUs to be awarded is also based on the closing price of our stock on the grant date.

Stock Ownership Policy

Our stock ownership policy requires approximately 135 senior executives, including the NEOs, to have a substantial ownership stake in Company shares, which we believe helps to foster a focus on medium and long-term growth and further links their interests with those of our shareholders. The policy requires participants to own Company shares with a target value of a multiple of their base salary, ranging from one times base salary for certain participants to ten times for our CEO. The other NEOs have a target value equal to three or four times their base salary.

Policy Regarding Recoupment of Incentive Compensation

To protect the shareholders’ interests, we have a policy pursuant to which we will, to the extent practicable, seek to recover performance-based compensation from any executive officer and certain other members of senior management in those circumstances where (i) the payment of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement, (ii) in the Board’s view the employee engaged in fraud or misconduct that caused or partially caused the need for the restatement, and (iii) a smaller or no payment would have been made to the employee based upon the restated financial results.

Detrimental Conduct

To help protect our competitive position, we have a “detrimental conduct” policy, covering approximately 575 executives (including the NEOs). Each covered executive is required to sign an agreement that requires him or her, among other provisions, to forfeit the pre-tax proceeds from some or all of his or her compensation received under the 1998 Plan and the 2007 Plan, including RSAs (and dividends paid), NQSOs, RSUs (and dividend equivalents paid), PGs awarded under either plan and, in the case of executive officers and certain other senior employees, all of his or her AIAs that were received up to two years prior to employment termination if he or she engages in conduct that is detrimental to the Company following employment termination. Detrimental conduct includes, for example, working for certain competitors, soliciting our customers or employees, or disclosing our confidential information. The detrimental conduct policy is in addition to the obligations arising under our Code of Conduct. Pursuant to this policy, during 2007 we received amounts in connection with the resignation of our former Chief Financial Officer, Gary L. Crittenden, after he commenced employment with one of our competitors.

Elements of Post-Employment and Other Compensation

Severance Benefits

We do not have employment contracts or severance agreements with any NEO. We provide severance benefits on uniform terms and conditions under our Senior Executive Severance Policy and Plan, which applies to approximately 135 executives including the NEOs. Because we do not use employment agreements, we believe that the Policy, together with our ongoing programs, helps us remain competitive in the marketplace for executive talent and implement severance arrangements consistently. In addition, we believe that the Policy enables our executives to consider corporate transactions that are in the best interests of the shareholders without undue concern over whether the transactions may jeopardize their own employment and financial situation. The Compensation Committee does, however, review the Policy from time to time to confirm that the Policy is consistent with prevailing market practices and the Committee’s view regarding executive severance.

Benefits are available under the Senior Executive Severance Policy in the event of a termination of employment as a result of a reduction in work force, position elimination, office closing, job relocation beyond a certain distance, performance, mutually agreed resignation, or certain terminations within two years following a change-in-control of the Company.

The amount of separation pay for NEOs is two years of annual compensation (base salary and most recent AIA). Separation pay is generally paid in bi-weekly installments, except that payment is made in a lump sum in the event of certain terminations within two years following a change-in-control of the Company, as described below. During the separation pay period, NEOs may continue to be covered under certain of our welfare and benefit plans, and payment of any required employee contribution is deducted from the separation pay in accordance with the employee’s previously elected benefit coverage.

In order to receive benefits under the Senior Executive Severance Policy, an employee must sign an agreement that includes provisions relating to, for example, non-competition, non-solicitation of customers and employees, confidentiality and non-disparagement. The agreement also includes a full release of claims.

Retirement Benefits

NEOs earn retirement benefits under the American Express Retirement Savings Plan (the RSP) and the American Express Supplemental Retirement Plan (the SRP). The NEOs also continue to earn interest credits on outstanding account balances under the American Express Retirement Plan (although such plan was frozen during 2007 and no new contributions are accruing under such plan) and under prior deferred compensation programs. Taken together, these programs are intended to provide competitive retirement income that is linked to company performance and longer service.

Retirement Savings Plan

The RSP is a broad-based, U.S. tax-qualified savings plan (commonly referred to as a 401(k) plan) providing for employer and employee contributions. On a before-tax basis, employees, including the NEOs, can generally contribute an amount up to the limit prescribed by the Internal Revenue Service, which for 2008 is $15,500. Participants who are, or will be, age 50 during the year will also be permitted to contribute additional catch-up contributions of up to $5,000 (for 2008).

We generally match 100% of before-tax employee contributions up to 5% of plan compensation for eligible employees in the regular benefit level (including the NEOs). Matching contributions made for employees hired prior to April 1, 2007 fully vest upon contribution. Matching contributions made for most employees hired on or after April 1, 2007 will generally vest on the third anniversary of each eligible employee’s service with the Company.

We may also contribute an annual discretionary profit-sharing amount for eligible employees (including the NEOs) based on our annual performance. The range for such annual discretionary profit-sharing contributions is 0-5%. As a result of our strong performance in 2007, the Board approved a profit-sharing contribution of 4.25% of plan compensation for eligible employees (including the NEOs). Profit-sharing contributions for the 2007 plan year and beyond generally vest on the third anniversary of each eligible employee’s service with the Company.

For our employees who commenced their employment prior to April 1, 2007, we also contribute at the end of each quarter an additional conversion contribution of up to 8% of quarterly plan compensation for eligible employees in the regular benefit level (including the NEOs). The actual percentage of such conversion contributions for individual participants is based on their projected age and service as of December 31, 2008. The amount of the conversion contributions for the NEOs is as follows: Messrs. Chenault, Gilligan and Henry and Ms. Parent: 6.0% and Mr. Kelly: 3.75%. Company conversion contributions generally vest on the third anniversary of each eligible employee’s service with the Company.

Retirement Plan

The Retirement Plan is a broad-based, U.S. tax-qualified “cash balance” pension plan. In January 2007, we amended the Retirement Plan, effective on or about June 23, 2007, to discontinue future benefit accruals (other than crediting interest to outstanding account balances) as of such date. The Retirement Plan is more fully described under “Retirement Plan Benefits” on page    .

Supplemental Retirement Plan

U.S. tax law limits the amount of benefits that we can provide under our tax-qualified plans. We maintain the SRP, which is an unfunded, nonqualified arrangement, intended to provide NEOs and other affected employees with the same benefits that they would have received under the RSP (and previously under the Retirement Plan) if those limits did not apply and if certain other items of compensation were includable in calculation of benefits under our tax-qualified plans. Generally, participation in the SRP is limited to employees who have compensation in excess of tax-qualified plan limitations. Each SRP participant has a Retirement Plan-related account for benefits that cannot be provided under the Retirement Plan and an RSP-related account for benefits that cannot be provided under the Retirement Savings Plan.

Beginning with 2008, as part of planning for retirement and other long-term financial needs, NEOs and certain other U.S. based senior level employees are provided with an annual opportunity to defer receipt of a portion of their base salary, annual incentive award or PG award payout under the SRP, subject to an annual deferral maximum of one times base salary. The amounts deferred will be credited to SRP deferral-benefits accounts, which are subject to continuous employment, ROE performance and other requirements and limits.

SRP Retirement Plan-related account benefits are more fully described under “Retirement Plan Benefits” on page    , and SRP RSP-related account benefits are more fully described under “Nonqualified Deferred Compensation” on page    .

Prior Deferred Compensation Programs

For 2007 and prior years, we provided the NEOs with an annual opportunity to defer receipt of a portion of their base salary, annual incentive award or PG award payout under deferred compensation programs, subject to an annual total deferral maximum of one times base salary. These annual deferred compensation programs are unfunded, nonqualified arrangements, and benefits are subject to continuous employment, ROE performance and other requirements and limits, which are more fully described under “Nonqualified Deferred Compensation” beginning on page    .

Change-in-Control Policies

We have adopted change-in-control (CIC) policies that are designed to help us attract key employees, preserve employee morale and productivity, and encourage retention in the face of the potential disruptive impact of an actual or potential CIC of the Company. In addition, the CIC policies ensure that the interests of our executives will be materially consistent with the interests of our shareholders when considering corporate transactions. Certain of the provisions under these policies result from a CIC in and of itself (“single trigger” provisions), while other provisions under these policies result from both a CIC and a subsequent termination of the employment of the NEO or participant (“double trigger” provisions).

Under our plans and policies, a CIC generally means any of the following occurs:

(1) any individual, entity or group acquires 25% or more of our outstanding common shares or otherwise acquires 25% or more of the combined voting power of the outstanding securities entitled to vote in the election of directors, subject, in each case, to certain exceptions;

(2) a majority of our directors are replaced in specific circumstances;

(3) a merger, reorganization, consolidation or other similar transaction (each a Business Combination) involving our company is consummated other than: (a) a Business Combination that would result in the voting securities of the Company outstanding immediately prior to the Business Combination continuing to represent at least 50% of the voting power of the securities of the Company outstanding immediately after such Business Combination, (b) a Business Combination in which no person is or becomes the beneficial owner of securities of the company representing 25% or more of the combined voting power of the Company’s then-outstanding securities or (c) a Business Combination that results in a majority of the Company’s Board of Directors retaining their director positions after such Business Combination;

(4) a sale of all or substantially all of the assets of the Company (subject to certain exceptions similar to those described in (3) above); or

(5) a shareholder-approved liquidation or dissolution of the Company.

•

Single Trigger Change-in-Control Consequences. The occurrence of a CIC has the following consequences, which are designed to ensure that our NEOs (and other participants) are not deprived of the benefits that they earned and reasonably should expect to receive if there were no CIC.

–

We are required to contribute assets to a trust to provide for the payment of benefits under our Supplemental Retirement Plan and for the payment of benefits under our U.S. deferred compensation programs that were not earned and vested as of December 31, 2004.

–

For benefits under our U.S. deferred compensation programs that were earned and vested as of December 31, 2004, we credit two years of interest to the accounts of participants based on the rate in effect for the preceding year, and pay out participants’ account balances in these programs.

–	We immediately vest outstanding unvested stock options, RSAs, and RSUs.

•

Double Trigger Change-in-Control Consequences. Upon any termination of the employment of an NEO within two years following a CIC, stock options generally will remain exercisable for at least 90 days after the termination date.

Set forth below are the consequences if there is a “covered termination” of the employment of an NEO within two years following a CIC. A covered termination is an involuntary actual or constructive termination of employment. An NEO or other participant would be deemed to have a constructive termination of employment if we reduce base salary or position, materially reduce the total value of annual incentive and long-term incentive award opportunities, relocate the NEO’s workplace beyond a certain distance or assign the employee duties materially inconsistent with prior duties.

–	We will pay a pro rata AIA for the pre-termination portion of the year in which termination occurs, based upon the average of the employee’s preceding two AIA awards prior to the CIC.

–	We will immediately vest and pay out PG awards on a pro rata basis, based on the average payout percentage of the employee’s two preceding PG award payouts.

–	We will pay the separation pay benefits under our Senior Executive Severance Policy in a lump sum instead of in installments.

–	U.S. health insurance benefits will continue for up to two years, generally on the same basis as prior to the termination of employment.

–

We will transfer certain split dollar insurance policies, providing life insurance coverage equal to four times annual base salary up to a maximum of $1.5 million, to participating NEOs and senior executives.

•

Change-in-Control Excise Tax Reimbursement and Gross-Up. Upon a CIC and any termination of the employment of an NEO or senior executive within two years following a CIC, we will reimburse the employee for any CIC excise tax due and provide a tax gross-up payment.

Perquisites and Related Tax Reimbursements

We provide limited types of perquisites and other personal benefits to our NEOs which we believe are reasonable and consistent with our overall compensation program to better enable the Company to attract and retain superior employees for key positions, and for security and competitive reasons. We have adopted a policy that identifies the comprehensive list of perquisites and other personal benefits available to our executive officers (including the NEOs). Other than as specifically identified in the policy, executive officers of the Company are not entitled to any other perquisite or personal benefit except as may be otherwise approved by the Chair of the Compensation Committee.

The approved perquisites and personal benefits include, in the case of one NEO assigned overseas (Mr. Gilligan), certain housing and living expenses and tax reimbursements that arise from the assignment. These amounts are a significant component of the total compensation reported in the Summary Compensation Table. Mr. Gilligan receives the majority of such benefits under our international assignment policy, which is applicable to all employees serving on international assignment and is designed to minimize any financial detriment or gain to the employee from the assignment. The value of the perquisites and benefits received by Mr. Gilligan under this policy reflect, among other things, his job level in the Company and the location of his international assignment (London).

We have also adopted a security policy that requires Mr. Chenault to use Company-owned aircraft and automobiles for business and personal travel. The incremental cost of his use of Company-owned aircraft and automobiles for personal travel, as well as other security measures, is included as perquisites in the Summary Compensation Table below. We also provide a local transportation allowance to our NEOs other than Ms. Parent, and a cash allowance to all NEOs in lieu of other competitive perquisites.

Effective January 1, 2008, after discussion with the Compensation Committee, we have eliminated tax reimbursements relating to perquisites except for those tax reimbursements and tax gross-ups relating to international assignments and relocations, because we view these situations as being for the benefit of the Company.

Death, Disability and Retirement

Upon the death or disability of an NEO (or other participant), unvested NQSOs, RSAs, RSUs and retirement benefits fully vest, and the NQSOs remain outstanding and exercisable for up to five years, subject to the original expiration date. In addition, each outstanding PG award vests and pays out pro rata based on service, and if the NEO is at least 60 years old and has been employed by us for ten or more years (including actual and deemed service), all or a portion of the balance of the PG award vests and is paid.

NEOs (and most other participants) who are between 55 and 59 years old and who are credited with 10 or more years of employment service with us (including actual and deemed service) are eligible to retire. For these retirement-eligible NEOs, upon employment termination, unvested RSAs and RSUs that have been outstanding for more than two years will fully or partially vest, PG awards that have been outstanding for more than one year will vest pro rata, and 50% of unvested stock option shares granted in or after January 2005 that have been outstanding more than one year will vest according to the original vesting schedule. If the NEO is at least 60 years old with ten or more years of service (including actual and deemed service), an additional portion of his or her unvested NQSOs, RSUs and PG awards that would otherwise be forfeited will also vest immediately or according to the original vesting schedule. Retired NEOs may exercise available NQSOs through the end of the original term of the options.

IRS Million Dollar Cap

U.S. tax law limits the annual tax deduction on compensation we pay to certain NEOs to $1,000,000 unless the compensation is “performance-based” (as determined under the Code and related regulations). It has been our general policy to attempt to structure AIA and LTIA compensation as qualified performance-based compensation in order to allow us to fully deduct the compensation. However, the Compensation Committee may make payments that are not fully deductible to ensure competitive levels of total compensation for our executive officers or, in its judgment, may make payments that are otherwise necessary or appropriate to achieve our compensation objectives. We expect to be entitled to deduct all AIA and LTIA compensation, except for certain awards granted before an executive became an executive officer; however, interpretations of and changes to applicable tax laws may affect the deductibility of such compensation.

Summary of Actions Regarding Annual CEO Compensation

The following is a summary of certain actions undertaken by the Compensation Committee in January 2008 and January 2007 with respect to the annual direct compensation awarded to the Company’s CEO (some of which are discussed elsewhere in this Compensation Discussion and Analysis and this proxy statement). Direct compensation consists of base salary, AIAs and LTIAs. We believe that such information is helpful in understanding the outcomes of the decisions taken by the Compensation Committee in January 2008, when it reviewed the CEO’s and the Company’s 2007 performance to establish values and awards for the various compensation components awarded in the annual compensation process. These outcomes are not necessarily reflected in the Summary Compensation Table as a result of timing and other differences in connection with the reporting of information under SEC rules, but nonetheless provide insight into how the Compensation Committee conceptualizes the total value of the CEO’s direct compensation in respect of 2007 and 2006 performance. The summary below does not include information relating to the Special Grant of NQSOs made to the CEO, as such grant was not awarded under the annual compensation framework utilized by the Compensation Committee.

		Annual Incentive		Long-Term Incentive
Month/Year	Salary	Cash	Restricted Stock Units Grant Date Value (1)	Portfolio Grant Present Value of Expected Payout Value (2)	Nonqualified Stock Option Shares Valuation (3)
January 2008	$1,250,000	$6,000,000	$6,000,000	$8,636,454	$5,612,500
January 2007	$1,250,000	$6,000,000	$6,000,000	$4,535,000	$8,368,750

(1)	Aggregate value of RSUs that Compensation Committee determined to award. Actual grant date value varies slightly based on number of shares covered by the RSU as determined by the closing price of Company stock on date of grant.

        For January 2008: An RSU for 122,124 shares was awarded as partial payment of Mr. Chenault’s AIA in recognition of 2007 performance, and will vest after three years of continuous employment, subject to achievement of a 15% or more average annual ROE for the period. The RSU had an actual grant value of $5,999,952, which was based on a closing price on the date of grant of $49.13 per share, and is designed to meet the tax deductibility requirements of the Million Dollar Cap.

        For January 2007: Two RSUs for 51,930 shares each were awarded as payment in recognition of 2006 performance, and will vest after three years of continuous employment, subject to achievement of a 10% or more average annual ROE for the period. Each had an actual grant value of $2,999,996, which was based on a closing price on the date of grant of $57.77 per share, and is designed to meet the tax deductibility requirements of the Million Dollar Cap.

(2)	Value reflects the Compensation Committee’s estimate of the present value of the amounts to be paid out in respect of the PG upon completion of the applicable performance period. The Compensation Committee will determine the actual payout value based on its assessment of three-year performance as applicable for each PG.

        For January 2008: For PG 2008-2010, the Compensation Committee assumed a potential future payout of 2.1 times the “target value” of $4,761,000 discounted at a rate of 5% per year. The assumption used by the Compensation Committee regarding potential future payout to value the PG 2008-2010 award reflects the assumption that we are using to accrue expense for PG 2007-2009 awards.

        For January 2007: For PG 2007-2009, the Compensation Committee is assuming a potential future payout of 2.1 times the target value of $2,500,000 discounted at a rate of 5%. In order to create a more meaningful comparison between the estimated payout values of PG 2008-2010 and PG 2007-2009, the Compensation Committee updated the payout and discount rate assumptions that it utilized in January 2007 when granting PG 2007-2009 to reflect actual experience during 2007.

        As discussed above, the “target values” for the PG awards represent a notional amount that is leveraged by the results on our average annual EPS, average annual revenue, average annual ROE and three-year total shareholder return relative to the S&P 500 Index, each weighted 25%, during the performance period covered by the applicable PG.

(3)	Estimated Black-Scholes value of each NQSO based on the information and assumptions available to the Compensation Committee at the time the January 2008 NQSO was granted. Actual Black-Scholes value is ultimately subject to exercise price when finally determined based on later available closing price on grant date, as well as interest rate and other variable assumptions.

We made the following assumptions regarding the NQSOs granted to Mr. Chenault in January 2008 and January 2007:

Month/Year	Exercise Price		Life of Option	Expected Dividend Yield	Expected Stock Price Volatility	Risk-free Rate of Return
Jan. 2008	$48.00	*	4.7 years	1.5%	20%	2.8%
Jan. 2007	$57.77		4.7 years	1.0%	19%	4.8%

*	Reflects exercise price assumed by the Compensation Committee when it decided on the size of the grant.

Each NQSO is for 625,000 shares, is cumulatively exercisable in four equal annual installments, starting with the first anniversary of the applicable grant date and each has a 10-year term. For 2008, the NQSO had an actual exercise price of $49.13, and for 2007, the NQSO had an actual exercise price of $57.77.

Report of the Compensation and Benefits Committee

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND BENEFITS COMMITTEE

Jan Leschly, Chairman

Peter Chernin

Richard A. McGinn

Edward D. Miller

Frank P. Popoff

Robert D. Walter

Summary Compensation Table

The following table summarizes the compensation of our named executive officers (NEOs) for the fiscal year ended December 31, 2007. Our NEOs are our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers as determined by their total compensation in the table below (excluding the amount in the column captioned “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in accordance with SEC rules). As required by SEC rules, we also show certain data for our former Chief Financial Officer, who resigned from the Company effective February 23, 2007.

		Summary Compensation Table(1)
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)		Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
K.I. Chenault	2007	$1,238,461	$6,000,000		$6,476,202	$8,288,342	$500,000		$2,671,958	$1,074,913	$26,249,876
Chairman and Chief Executive Officer	2006	1,100,000	6,000,000		5,131,099	12,527,610	500,000		2,745,040	1,133,265	29,137,014

A.F. Kelly, Jr.	2007	$771,154	$3,625,000		$1,771,091	$2,685,830	$1,414,500		$455,969	$374,029	$11,097,573
President	2006	575,000	2,000,000		1,049,907	1,985,640	1,218,900		439,783	235,739	7,504,969

E.P. Gilligan	2007	$759,615	$3,206,000		$1,636,972	$2,634,900	$1,414,500		$446,178	$3,291,932	$13,390,097
Vice Chairman	2006	575,000	1,800,000		846,709	1,933,104	1,183,050		379,415	3,629,250	10,346,528

L.M. Parent	2007	$524,591	$2,195,000		$124,995	$1,986,478	$1,250,000		$556,772	$125,452	$6,763,288
Executive Vice President and General Counsel	2006	495,385	1,400,000		374,984	2,103,271	956,000		592,184	104,911	6,026,735

D.T. Henry	2007	$411,192	$2,156,000		$360,663	$723,161	$460,000		$226,337	$191,717	$4,529,070
Executive Vice President and Chief Financial Officer

Former Executive Officer
G.L. Crittenden	2007	$110,793	$0		$0	$0	$0		$311,191	$104,892	$526,876
Former Executive Vice President and Chief Financial Officer; Head Global Network Services	2006	575,000	1,850,000	(7)	1,187,824	2,026,352	1,218,900	(7)	571,007	242,463	7,671,546

(1)	Amounts shown are not reduced to reflect the NEO’s elections, if any, to defer receipt of salary, bonus or non-equity incentive plan compensation under our deferred compensation programs.

(2)	The amounts in this column reflect cash payments made for annual performance under our 1998 Incentive Compensation Plan, as amended, or our management Annual Incentive Plan, as applicable. The column excludes non-cash awards (i.e., RSAs or RSUs) granted under our 2007 Incentive Compensation Plan, as amended, to certain named executives in January 2008 in respect of 2007 performance. The grant date values of the RSAs and RSUs awarded to Messrs. Chenault, Kelly, Gilligan and Henry in addition to the amounts in this column were, respectively, $5,999,952, $1,124,979, $1,068,971 and $718,968.

(3)	The amounts in these columns reflect the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2007, in accordance with SFAS 123(R), for the fair value of RSA, RSU or NQSO awards, as the case may be, granted pursuant to the 1998 Plan or the 2007 Plan. Accordingly, these figures include amounts from awards granted in and prior to 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amount expensed for NQSOs, RSAs and RSUs granted in 2007 to the NEOs was as follows: for Mr. Chenault $9,412,255; for Mr. Kelly $2,310,547; for Mr. Gilligan $2,182,355; for Ms. Parent $1,087,938; for Mr. Henry $631,655; and for Mr. Crittenden $0. The assumptions used in the calculation of these amounts for 2007 are included in Note 17 to our audited consolidated financial statements for the year ended December 31, 2007, which are included in our Annual Report on Form 10-K filed with the SEC on February , 2008, and the assumptions for awards granted prior to 2007 in the corresponding footnote to our audited consolidated financial statements for prior years. See the Grants of Plan-Based Awards table on page for information on awards made in 2007. The amounts shown in these columns reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the NEOs.

(4)	The amounts in this column reflect the cash payment made to the named executive in respect of PG-XVI awards granted in 2005 (covering the 2005-2007 performance period), and earned at the end of 2007, which vested and were paid in February 2008. For Mr. Chenault, the amount shown excludes that portion of his PG-XVI payout that was paid in the form of an RSA granted in January 2008 with a grant date value of $3,524,979.

(5)	The amounts in this column reflect (a) the actuarial increase in the present value of the NEO’s benefits under all defined benefit pension plans established by the Company and (b) the above-market portion of earnings on compensation deferred by the NEO under our nonqualified deferred compensation programs. Earnings on deferred compensation are considered to be above-market to the extent that the rate of interest exceeds 120% of the applicable federal long-term rate. For purposes of this table, the market rate on deferred compensation for 2007 was 5.89%, which is 120% of the federal long-term rate for December 2006, the time when the formulas for 2007 earnings on our deferred compensation programs were established. The amounts attributed to items (a) and (b) are set forth below.

Name	Change in Pension Value	Above- Market Earnings on Deferred Compensation
K.I. Chenault	$1,119,538	$1,552,420
A.F. Kelly, Jr.	$254,114	$201,855
E.P. Gilligan	$314,815	$131,363
L.M. Parent	$192,115	$364,657
D.T. Henry	$77,488	$148,849
Former Executive Officer G.L. Crittenden	$221,440	$89,751

(6)	See All Other Compensation Table below for additional information.

(7)	Mr. Crittenden resigned from the Company effective February 23, 2007. These amounts were recovered by the Company during 2007.

All Other Compensation Table

The table below shows the components of the amounts included for each NEO under the All Other Compensation column in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits ($) (1)	Tax Payments/ Reimbursements ($)		Company Contributions to Defined Contribution Plans ($) (2)	Executive Life Insurance ($) (3)	Dividends and Dividend Equivalents ($) (4)	Total ($)
K.I. Chenault	2007	$686,408	$72,944		$145,922	$2,671	$166,968	$1,074,913
	2006	$783,428	$117,336		$85,250	$2,436	$144,815	$1,133,265

A.F. Kelly, Jr.	2007	$182,715	$48,532		$83,579	$1,580	$57,623	$374,029
	2006	$99,968	$45,430		$44,563	$1,475	$44,304	$235,739

E.P. Gilligan	2007	$1,693,437	$1,454,808	(5)	$91,274	$1,493	$50,920	$3,291,932
	2006	$1,213,650	$2,338,985	(5)	$44,563	$1,395	$30,657	$3,629,250

L.M. Parent	2007	$53,870	$3,020		$61,529	$3,065	$3,968	$125,452
	2006	$55,259	$2,890		$38,392	$2,766	$5,604	$104,911

D.T. Henry	2007	$97,904	$31,868		$50,306	$3,088	$8,551	$191,717
	2006	NA	NA		NA	NA	NA	NA

Former Executive Officer G.L. Crittenden	2007	$95,189	$10		$0	$91	$9,602	$104,892
	2006	$138,335	$24,975		$44,563	$2,100	$32,490	$242,463

(1)	See the Perquisites and Other Personal Benefits table below for additional information regarding the components of this column.

(2)	This column reports Company contributions to the NEO’s accounts under the Company’s RSP and to the RSP-related account under the Company’s SRP. See pages for a further description of the RSP-related account under the Company’s SRP.

(3)	This column reports imputed income to the NEOs under the Company’s executive life insurance program.

(4)	This column reports dividends and dividend equivalents paid in respect of RSAs and RSUs awarded to the NEOs under the 1998 Plan or the 2007 Plan.

(5)	For Mr. Gilligan, the amount shown in this column includes tax equalization payments and tax reimbursements in connection with his international assignment. These payments and reimbursements are made pursuant to a policy that is designed to facilitate the assignment of employees to positions in other countries by covering taxes over and above those that employees accepting international assignments would have incurred had they remained in their home countries. The amounts shown have been reduced to reflect the Company’s retention of certain amounts related to home country taxes from Mr. Gilligan’s compensation.

Perquisites and Other Personal Benefits

Name	Year	Local Travel Benefit ($)(1)	Personal Use of Company Aircraft ($)(2)	Cash Flex Dollars ($)	Home Security System ($)	Security During Personal Trips ($)	Inter- national Assignment ($)(3)	Filing Fee Reim- bursement ($)(4)	Earnings on Deferred Compen- sation Payouts ($)(5)	Other Benefits ($)(6)	Total ($)
K.I. Chenault	2007	$102,601	$323,884	$35,000	$126,992	$59,162	n/a	n/a	$0	$38,769	$686,408
	2006	$132,019	$405,375	$35,000	$60,716	$69,187	n/a	$45,000	$0	$36,131	$783,428
A.F. Kelly, Jr.	2007	$30,000	$67,669	$35,000	$43,845	n/a	n/a	n/a	$0	$6,201	$182,715
	2006	$30,000	$23,838	$35,000	$5,270	n/a	n/a	n/a	$0	$5,860	$99,968
E.P. Gilligan	2007	$30,000	$3,923	$35,000	$1,237	n/a	$1,614,074	n/a	$4,493	$4,710	$1,693,437
	2006	$30,000	$0	$35,000	$1,173	n/a	$1,142,667	n/a	$0	$4,810	$1,213,650
L.M. Parent	2007	n/a	$0	$35,000	$9,718	n/a	n/a	n/a	$0	$9,152	$53,870
	2006	n/a	$0	$35,000	$12,301	n/a	n/a	n/a	$0	$7,958	$55,259
D.T. Henry	2007	$25,385	$0	$27,500	$0	n/a	n/a	n/a	$36,864	$8,155	$97,904
	2006	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Former Executive Officer
G.L. Crittenden	2007	$0	$0	$0	$0	n/a	n/a	n/a	$89,751	$5,438	$95,189
	2006	$30,000	$36,275	$35,000	$2,728	n/a	n/a	n/a	$19,448	$14,884	$138,335

(1)	The Company’s security policy adopted by the Audit Committee of the Board requires our Chief Executive Officer to use Company-owned aircraft and automobiles for personal as well as business travel. We have included costs relating to required personal use of Company-owned automobiles in this column.

(2)	The Company’s security policy adopted by the Audit Committee of the Board requires our Chief Executive Officer to use Company-owned aircraft and automobiles for personal as well as business travel.

The calculation of incremental cost for personal use of Company aircraft is based on the variable cost to the Company of operating the aircraft and includes fuel costs, trip-related maintenance, the cost of trip-related crew hotels and meals, maintenance costs, landing and ground handling fees, in-flight catering and telephone usage and other variable costs. The calculation does not include fixed costs that would have been incurred regardless of whether there was any personal use of the aircraft (e.g., aircraft purchase costs and depreciation, flight crew salaries and benefits, insurance costs, costs of maintenance not related to trips and service contracts).

(3)	The amount shown includes expatriate benefits and allowances for housing and utilities, goods and services differential, school tuition costs, home leave allowance, automobile and certain other costs in connection with Mr. Gilligan’s expatriate assignment in London. Mr. Gilligan receives the majority of such benefits and allowances under the Company’s international assignment policy, which is applicable to all employees serving on international assignment under the policy and is designed to minimize any financial detriment or gain to the employee from the international assignment. Benefits and allowances included in the amount shown that were paid or received in British sterling were converted to U.S. dollars based on the conversion rate as of the date paid or received.

(4)	This column reflects our reimbursement of the fee paid by Mr. Chenault in connection with a governmental filing required to be made as a result of his being an executive officer and the level of his equity holdings in the Company.

(5)	This column reports the above-market portion of earnings in connection with deferred compensation payouts.

(6)

This column reports the total amount of other perquisites and personal benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of all perquisites and other personal benefits reported for the NEO. These other benefits consist of amounts for group life insurance premiums, premiums for Director’s Charitable Award Program life insurance (for Mr. Chenault only), office parking, incidental business gifts, payment of certain meals from the Company’s dining facilities and reimbursement for the out-of-pocket portion of fees for certain routine medical examinations.

In addition to the perquisites and other benefits described in the table and footnotes above, our NEOs also receive occasional secretarial support with respect to personal matters and may, on occasion, use the Company’s tickets for sporting and entertainment events for personal rather than business purposes. We incur no incremental cost for the provision of such additional benefits.

Grants of Plan-Based Awards

The following table provides information on the NQSO, RSA and RSU awards granted to each of our NEOs in 2007 under the 1998 Plan or the 2007 Plan. There can be no assurance that the Grant Date Fair Value of awards will ever be realized by the NEOs.

Grants of Plan-Based Awards
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards
Name	Award Type (1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
K.I. Chenault	PG07-09		$868,750	$3,437,500	$12,031,250	n/a	n/a	n/a			n/a
	RSU	1/25/2007					51,930				$2,999,996
	RSU	1/25/2007					51,930				$2,999,996
	RSA	1/25/2007					35,818				$2,069,206
	NQSO	1/25/2007							625,000	$57.77	$8,368,750
	NQSO	11/30/2007							1,375,000	$58.98	$24,875,263

A.F. Kelly, Jr	PG07-09		$260,625	$1,031,250	$3,609,375	n/a	n/a	n/a			n/a
	RSA	1/25/2007					34,620				$1,999,997
	RSA	7/31/2007					90,000				$5,268,600
	NQSO	1/25/2007							150,000	$57.77	$2,008,500
	NQSO	7/31/2007							475,000	$58.54	$6,360,250

E.P. Gilligan	PG07-09		$260,625	$1,031,250	$3,609,375	n/a	n/a	n/a			n/a
	RSA	1/25/2007					31,158				$1,799,998
	RSA	7/31/2007					85,000				$4,975,900
	NQSO	1/25/2007							150,000	$57.77	$2,008,500
	NQSO	7/31/2007							450,000	$58.54	$6,025,500

L.M. Parent	PG07-09		$156,375	$618,750	$2,165,625	n/a	n/a	n/a			n/a
	NQSO	1/25/2007							130,000	$57.77	$1,740,700

D.T. Henry	PG07-09		$55,000	$220,000	$770,000	n/a	n/a	n/a			n/a
	PG07-09		$114,675	$453,750	$1,588,125	n/a	n/a	n/a			n/a
	RSU	1/25/2007					6,875				$397,169
	NQSO	1/25/2007							27,500	$57.77	$368,225
	NQSO	10/31/2007							95,000	$60.95	$1,272,050

Former Executive Officer
G.L. Crittenden(5)	PG07-09		$260,625	$1,031,250	$3,609,375	n/a	n/a	n/a			n/a
	PG07-09		$173,750	$687,500	$2,406,250	n/a	n/a	n/a			n/a
	RSA	1/25/2007					32,023				$1,849,969
	NQSO	1/25/2007							150,000	$57.77	$2,008,500

(1)	PG Awards. PG awards link compensation to our financial performance and relative total shareholder return over a three-year period which in the case of PG07-09 is 2007–2009. The value of a PG award is based on four performance components: our performance in regard to each of average annual EPS, average annual net revenue, average annual ROE and total shareholder return as compared to an S&P index, in each case over the relevant three-year performance period of the award, with the potential award payout determined by reference to a table of possible performance and earned payout levels. For PG07-09, the EPS, net revenue and ROE components each account for 25% of the award’s “target value,” as does the total shareholder return component (as measured against the total shareholder return of the S&P 500 Index). The actual payout could be higher or lower than the notional target value based on actual financial performance and total shareholder return.

To receive his or her payout under a PG award, an executive officer generally must be employed by the Company through the vesting and payment date of the award, which has historically occurred in the January or February following the completion of the performance period (in the case of PG07-09, January or February 2010).

In addition to his PG07-09 award granted as part of our annual long-term incentive award program, Mr. Henry was granted a second award, in recognition of his promotion to CFO.

Restricted Stock Awards and Restricted Stock Units. Four of the NEOs and Mr. Crittenden were granted RSAs or RSUs in 2007.

For Mr. Chenault: Two RSUs for 51,930 shares each (granted to recognize performance for 2006 and as an incentive for future performance) vest after three years subject to the achievement of average annual ROE of 10% or more during the vesting period, and 35,818 shares (granted to recognize performance over the 2004-2006 period and as an incentive for future performance) vested in January 2008.

For Messrs. Kelly and Gilligan: RSAs for 34,620 shares and 31,158 shares granted to the two executives, respectively (for 2006 performance and as an incentive for future performance), vest three years from the grant date subject to the achievement of average annual ROE of 10% or more during the vesting period. RSAs for 90,000 shares and 85,000 shares granted to Messrs. Kelly and Gilligan, respectively (in recognition of their previously-referenced promotions and as a retention incentive), vest 20% on each of the third, fourth and fifth anniversaries of the grant date, and the remaining 40% on the sixth anniversary of the grant date, subject to the achievement of average annual ROE of 15% or more during the applicable vesting periods.

For Mr. Henry: An RSU for 6,875 shares (granted as part of his annual long-term incentive awards prior to his promotion to CFO) vests in equal annual installments on each of the first, second, third and fourth anniversaries of the grant date.

The vesting of each of the above awards is also subject in each case to the NEO’s continuous employment with the Company. We pay cash dividends on the RSAs and make dividend equivalent payments on the RSUs, in each case in the same amount that we pay cash dividends on our common shares.

Stock Options. We granted NQSOs as part of our annual long-term incentive award program, for mid-year promotions and for other special circumstances. The NQSOs have a ten-year term. Except as specified otherwise below, holders may exercise up to 25% of their NQSOs after one year, 50% after two years, 75% after three years and 100% after four years, subject to continuous employment. Prior to the exercise of an NQSO, the holder has no rights as a shareholder with respect to the shares subject to such NQSO. All outstanding NQSOs may also become exercisable upon death, disability termination, retirement or a CIC of the Company as we describe on pages     . Four of the NEOs were granted off-cycle NQSOs in 2007.

For Mr. Chenault: A special performance-based NQSO award for 1,375,000 shares was granted to provide additional incentive and reward for continuing a high level of performance. The terms of the award, including the performance-based conditions on which the NQSO will vest, are described on pages     .

For Messrs. Kelly and Gilligan: NQSOs for 475,000 shares and 450,000 shares granted to the two executives, respectively (in recognition of their previously-referenced promotions and to strengthen retention incentives), vest 25% on each of the third and fourth anniversaries of the grant date, and the remaining 50% on the fifth anniversary of the grant date.

For Mr. Henry: An NQSO for 95,000 shares (granted in recognition of his promotion to CFO) vests in equal annual installments on each of the first, second, third and fourth anniversaries of the grant date.

(2)

Except as specified below for Mr. Henry, the amounts shown under these columns represent potential payouts to the NEOs under the PG07-09 payout guidelines applicable to executive officers. The “threshold” payout represents the maximum amount that may be paid assuming the achievement of the minimum levels of performance, across all four performance components, at which a payout may first be made. The “target” payout represents the maximum amount that may be paid assuming a level of performance that would yield payouts of 150% of the target value for each of the EPS, net revenue and ROE components and 100% of the target value for the total shareholder return component. The “maximum” payout represents the maximum amount that may be paid assuming the achievement of the maximum level of performance across all four performance components under the award provisions.

For Mr. Henry’s PG07-09 award granted as part of his annual long-term incentive awards before his promotion to CFO (the first of the two rows of PG07-09 data shown for him), the amounts shown under these columns reflect the potential payouts under the standard PG07-09 performance and payout guidelines applicable to executives below the executive officer level.

(3)	The exercise prices of the NQSOs shown in this column reflect the closing price of a share of our common stock as reported on the NYSE on the date of grant. The exercise prices per share of our common stock on the grant dates were as follows: $57.77 on 1/25/07; $58.54 on 7/31/07; $60.95 on 10/31/07; and $58.98 on 11/30/97. You can read more about our equity award grant practices, including certain changes made thereto beginning in January 2007, in the “Compensation Discussion and Analysis” on pages .

(4)	Restricted Stock Awards and Restricted Stock Units. We value RSAs and RSUs in this column based on the closing price of the Company’s common shares on the NYSE on the grant date.

Stock Options. These amounts show hypothetical values at grant under a variation of the Black-Scholes option pricing model. This model is a complicated mathematical formula that makes assumptions about stock option features. A number of these assumptions do not apply to the options we grant to our executive officers and other employees. In particular, the model assumes that holders can exercise stock options immediately and freely transfer them. For these reasons, we caution that the values we show in the table are theoretical and may not reflect the amounts that option holders will realize. Whether and to what extent an option holder realizes value will depend on what our share price will be relative to the exercise price. The assumptions and Black-Scholes values listed below and the Monte Carlo values (described on page         ) are consistent with the assumptions that we used to report stock option valuations and expense in our 2007 Annual Report on Form 10-K.

Assumptions for Valuing January 2007, July 2007 and October 2007 grants:

•	The exercise price is the same as our closing price per share on the applicable grant date.

•	A 4.7 year life for each option. Based on our recent experience, this is the average amount of time that passes before holders of our options exercise them.

•	Expected dividend yield of 1.0%. This reflects the yield on the grant date.

•	Expected stock price volatility of 19%. This reflects the most recent volatility for the month-end stock prices of the Company’s common shares for the 56 months prior to the grant date.

•

A risk-free rate of return of 4.8%. This reflects the return an investor could expect in a risk-free investment with the same grant and expiration date as our stock options. This is the yield on a zero-coupon bond on the option grant date with a maturity date similar to the expected life of the stock options.

Assumptions for Valuing Special Performance-Based Grant Made to Mr. Chenault in November 2007. Refer to pages      to      for a detailed description of this Special Performance-Based Grant.

The Black-Scholes option pricing model was used to determine the grant date fair value for the components with performance metrics based on Average EPS Growth, Average Revenue Growth and Average Return on Equity. The assumptions for valuing these three components of the grant are as follows:

•	The exercise price is the same as our closing price per share on the grant date.

•

An 8 year life for each option. Based on the specific facts and circumstances of this special award, this is the estimated average amount of time that passes before the holder of the options exercises them.

•	Expected dividend yield of 1.2%. This reflects the yield on the grant date.

•	Expected stock price volatility of 23%. This reflects the most recent volatility for the month-end stock prices of the Company’s common shares for the 96 months prior to the grant date.

•

A risk-free rate of return of 4.0%. This reflects the return an investor could expect in a risk-free investment with the same grant and expiration date as our stock options. This is the yield on a zero-coupon bond on the option grant date with a maturity date similar to the expected life of the stock options.

The Monte Carlo Valuation option pricing model was used to determine the grant date fair value for the component with a performance metric based on Total Shareholder Return. The Monte Carlo Valuation method simulates stock prices based at the vesting date of 6.08 years with a remaining expected life of 1.92 years. The assumptions for valuing this component of the grant are as follows:

•	The exercise price is the same as our closing price per share on the grant date.

•

An 8 year life for each option. Based on the specific facts and circumstances of this special award, this is the estimated average amount of time that passes before the holder of these options exercises them.

•	Expected dividend yield of 1.2%. This reflects the yield on the grant date.

•	Expected stock price volatility for the Company of 27%. This reflects the most recent volatility for the daily stock prices of the Company’s common shares for 6.08 years prior to the grant date.

•	Expected stock price volatility for the S&P 500 Index of 16%. This reflects the most recent volatility for the daily stock prices of the S&P 500 Index for 6.08 years prior to the grant date.

•

A risk-free rate of return of 4.6%. This reflects the return an investor could expect in a risk-free investment with the same grant and expiration date as our stock options. This is the yield on treasury constant maturities published by the Federal Reserve on the option grant date with a vesting date of 6.08 years and remaining expected life of 1.92 years.

(5)	All of Mr. Crittenden’s outstanding PGs, RSAs and NQSOs were canceled upon his resignation from the Company.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table shows the number of shares covered by exercisable and unexercisable NQSOs and unvested RSAs and RSUs granted under the 1998 Plan or the 2007 Plan, held by our NEOs on December 31, 2007. Mr. Crittenden’s outstanding awards were canceled effective upon his resignation on February 23, 2007.

Outstanding Equity Awards at Fiscal Year-End 2007
	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(a)
K. I. Chenault					1,375,000	(1)	$58.98	11/30/2017				51,930	(b)	$2,701,399
	0		625,000	(2)			$57.77	1/25/2017				51,930	(b)	$2,701,399
	106,250	(3)	318,750				$51.87	1/22/2016				62,236	(c)	$3,237,517
	222,768	(4)	222,769				$45.77	1/23/2015				9,832	(d)	$511,461
	416,406	(5)	138,802				$43.98	1/25/2014				10,924	(d)	$568,266
	555,208	(6)	0				$29.24	1/26/2013				57,842	(e)	$3,008,941
	616,897	(7)	0				$31.94	1/27/2012				35,818	(f)	$1,863,252
	228,481	(8)	0				$38.92	2/25/2011
	571,201	(9)	0				$38.92	2/25/2011
	462,673	(10)	0				$38.22	2/27/2010
	1,370,883	(11)	0				$36.02	3/21/2009
	357,838	(12)	0				$47.29	2/21/2009
	198,805	(13)	0				$32.84	2/22/2008
	202,423	(14)	0				$31.85	2/22/2008
A.F. Kelly, Jr.	0		475,000	(15)			$58.54	7/31/2017				90,000	(g)	$4,681,800
	0		150,000	(2)			$57.77	1/25/2017				34,620	(h)	$1,800,932
	37,500	(3)	112,500				$51.87	1/22/2016				6,282	(d)	$326,790
	82,824	(4)	82,824				$45.77	1/23/2015				30,675	(e)	$1,595,714
	154,224	(5)	51,408				$43.98	1/25/2014
	205,632	(6)	0				$29.24	1/26/2013
	228,481	(7)	0				$31.94	1/27/2012
	103,481	(9)	0				$38.92	2/25/2011
	22,848	(16)	0				$50.74	7/23/2010
E.P. Gilligan	0		450,000	(15)			$58.54	7/31/2017				85,000	(g)	$4,421,700
	0		150,000	(2)			$57.77	1/25/2017				31,158	(h)	$1,620,839
	37,500	(3)	112,500				$51.87	1/22/2016				4,916	(d)	$255,730
	82,824	(4)	82,824				$45.77	1/23/2015				29,403	(e)	$1,529,544
	146,513	(5)	48,838				$43.98	1/25/2014
	10,282	(17)	0				$39.88	7/27/2013
	185,069	(6)	0				$29.24	1/26/2013
	205,632	(7)	0				$31.94	1/27/2012
	205,632	(9)	0				$38.92	2/25/2011
	34,272	(16)	0				$50.74	7/23/2010
	72,777	(18)	0				$47.97	9/27/2008
L.M. Parent	0		130,000	(2)			$57.77	1/25/2017				4,820	(i)	$250,736
	32,500	(3)	97,500				$51.87	1/22/2016
	71,400	(4)	71,400				$45.77	1/23/2015
	127,663	(5)	42,555				$43.98	1/25/2014
	170,218	(6)	0				$29.24	1/26/2013
	188,496	(7)	0				$31.94	1/27/2012
	188,496	(9)	0				$38.92	2/25/2011
D.T. Henry	0		95,000	(19)			$60.95	10/31/2017	6,875	(j)	$357,638
	0		27,500	(2)			$57.77	1/25/2017	4,688	(k)	$243,870
	7,500	(3)	22,500				$51.87	1/22/2016	3,570	(l)	$185,711
	14,280	(4)	14,280				$45.77	1/23/2015
	51,408	(5)	17,136				$43.98	1/25/2014
	2,582	(20)	0				$31.06	3/24/2013
	30,375	(21)	0				$48.86	2/21/2009
Former Executive Officer
G.L. Crittenden	0		0				n/a	n/a	0		n/a	0		n/a

Notes relating to Option Awards

(1)	These NQSOs were granted on November 30, 2007 and vest as described on page .

(2)	These NQSOs were granted on January 25, 2007 and vest 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(3)	These NQSOs were granted on January 23, 2006 and vest 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(4)	These NQSOs were granted on January 24, 2005 and vest 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(5)	These NQSOs were granted on January 26, 2004 and vest 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(6)	These NQSOs were granted on January 27, 2003 and vested 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(7)	These NQSOs were granted on January 28, 2002 and vested 33 1/ 3% (subject to rounding) on the first, second and third anniversaries of the grant date.

(8)	These NQSOs were granted on February 26, 2001 and vested 33 1/ 3% (subject to rounding) on the fourth, fifth and sixth anniversaries of the grant date.

(9)	These NQSOs were granted on February 26, 2001 and vested 33 1/3% (subject to rounding) on the second, third and fourth anniversaries of the grant date.

(10)	These NQSOs were granted on February 28, 2000 and vested 33 1/ 3% (subject to rounding) on the second, third and fourth anniversaries of the grant date.

(11)	These NQSOs were granted on March 22, 1999 and vested on or after the sixth anniversary of their grant date, subject to the Company’s shares trading at or above $54.026 for ten consecutive days (which condition was satisfied in 2006).

(12)	These NQSOs were granted on February 25, 2004 pursuant to a reload feature under the 1998 Plan and vested six months after the grant date. The Company eliminated the reload feature for outstanding NQSOs effective January 1, 2005.

(13)	These NQSOs were granted on May 1, 2003 pursuant to a reload feature under the 1998 Plan and vested six months after the grant date. The Company eliminated the reload feature for outstanding NQSOs effective January 1, 2005.

(14)	These NQSOs were granted on March 20, 2003 pursuant to a reload feature under the 1998 Plan and vested six months after the grant date. The Company eliminated the reload feature for outstanding NQSOs effective January 1, 2005.

(15)	These NQSOs were granted on July 31, 2007 and vest 25% (subject to rounding) on the third and fourth anniversaries of the grant date, and 50% on the fifth anniversary of the grant date.

(16)	These NQSOs were granted on July 24, 2000 and vested 33 1/ 3% (subject to rounding) on the second, third and fourth anniversaries of the grant date.

(17)	These NQSOs were granted on July 28, 2003 and vested 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(18)	These NQSOs were granted on November 8, 2004 pursuant to a reload feature under the 1998 Plan and vested six months after the grant date. The Company eliminated the reload feature for outstanding NQSOs effective January 1, 2005.

(19)	These NQSOs were granted on October 31, 2007 and vest 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(20)	These NQSOs were granted on March 25, 2003 and vested 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(21)	These NQSOs were granted on November 15, 2004 pursuant to a reload feature under the 1998 Plan and vested six months after the grant date. The Company eliminated the reload feature for outstanding NQSOs effective January 1, 2005.

Notes relating to Stock Awards

(a)	The market value of the stock awards is based on the closing price per share of our stock as of December 31, 2007, which was $52.02.

(b)	These RSUs were granted January 25, 2007 and vest on the third anniversary of the grant date, subject to continuous employment and the achievement of average annual ROE of 10% or more over the vesting period.

(c)	These RSUs were granted on March 17, 2006 and vest on the third anniversary of the grant date, subject to continuous employment and the achievement of average annual ROE of 8% or more over the vesting period.

(d)	These RSAs were granted on January 24, 2005 and vest 25% on the first, second, third and fourth anniversaries of the grant date, subject to continuous employment and the achievement of average annual ROE of 5% or more over the vesting periods.

(e)	These RSAs were granted on January 23, 2006 and vest on the third anniversary of the grant date, subject to continuous employment and the achievement of average annual ROE of 8% or more over the vesting period.

(f)	These RSAs were granted on January 25, 2007 and vested on January 28, 2008.

(g)	These RSAs were granted on July 31, 2007 and vest 20% on each of the third, fourth and fifth anniversaries of the grant date and 40% on the sixth anniversary of the grant date, subject to continuous employment and the achievement of average annual ROE of 15% or more over the vesting periods.

(h)	These RSAs were granted January 25, 2007 and vest on the third anniversary of the grant date, subject to continuous employment and the achievement of average annual ROE of 10% or more over the vesting period.

(i)	These RSAs were granted on January 23, 2006 and vested on January 28, 2008.

(j)	These RSUs were granted on January 25, 2007 and vest 25% on the first, second, third and fourth anniversaries of the grant date, subject to continuous employment.

(k)	These RSUs were granted on January 23, 2006 and vest 25% on the first, second, third and fourth anniversaries of the grant date, subject to continuous employment.

(l)	These RSUs were granted on January 24, 2005 and vest 25% on the first, second, third and fourth anniversaries of the grant date, subject to continuous employment.

Option Exercises and Stock Vested in 2007

The following table contains information about exercises of NQSOs by the NEOs and shares acquired by the NEOs upon the vesting of RSAs, in each case during 2007.

Option Exercises and Stock Vested in 2007
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
K.I. Chenault	367,938	$8,841,182	130,750	$7,552,811
A.F. Kelly, Jr.	144,449	$2,385,894	42,468	$2,454,223
E.P. Gilligan	0	$0	23,717	$1,370,984
L.M. Parent	131,433	$1,425,654	7,176	$413,932
D.T. Henry	34,108	$995,803	3,347	$194,097
Former Executive Officer
G.L. Crittenden	0	$0	25,720	$1,486,175	(3)

(1)	Amounts reflect the difference between the exercise price of the NQSO and the market price of our common stock at the time of exercise.

(2)	Amounts reflect the market value of our common stock on the day on which the RSAs vested.

(3)	This amount was recovered by the Company following Mr. Crittenden’s resignation.

Retirement Plan Benefits

The table below shows the present value of accumulated benefits payable to each of the NEOs under each of the American Express Retirement Plan and the American Express Supplemental Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

Pension Benefits 2007
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
K.I. Chenault	Retirement Plan		$406,183	$0
	SRP (Retirement Plan-Related Account)	26	$5,096,820	$0

	Total		$5,503,003	$0
A.F. Kelly, Jr.	Retirement Plan		$172,130	$0
	SRP (Retirement Plan-Related Account)	20	$1,015,950	$0

	Total		$1,188,080	$0
E.P. Gilligan	Retirement Plan		$240,881	$0
	SRP (Retirement Plan-Related Account)	27	$1,058,542	$0

	Total		$1,299,423	$0
L.M. Parent	Retirement Plan		$446,747	$0
	SRP (Retirement Plan-Related Account)	30	$1,336,887	$0

	Total		$1,783,634	$0
D.T. Henry	Retirement Plan		$209,985	$0
	SRP (Retirement Plan-Related Account)	17	$381,327	$0

	Total		$591,312	$0
Former Executive Officer
G.L. Crittenden	Retirement Plan		$0	$71,726
	SRP (Retirement Plan-Related Account)	6	$667,289	$0

	Total		$667,289	$71,726

(1)	Present Value of Accumulated Benefits (PVAB) was determined using the same measurement date (9/30/2007) and assumptions as used for financial reporting purposes:

•	Discount rate equal to 6.05%

•	RP 2000 White Collar Mortality Table projected to 2015

•	Retirement age is assumed to be the normal retirement age as defined in the plan (age 65)

•	Form of payment is the value of the cash balance account payable as a lump sum distribution upon retirement

•	PVAB includes the value of the MetLife benefit described below, if applicable

Retirement Plan. The NEOs participate in the Retirement Plan, which is a defined-benefit cash-balance retirement plan. In each payroll period prior to June 23, 2007, we credited each participating employee with an amount determined based on an employee’s age, years of service and compensation, which included base salary plus certain annual bonuses and other types of compensation.

The Retirement Plan credits participants with interest on their cash balances. The Plan sets the interest rate each year based on the average of the interest rates for certain five-year U.S. Treasury Notes. The minimum interest rate each year is 5%. The maximum rate is the lower of 10% or the annual maximum interest rate set by the Department of Treasury and the Federal Reserve for determining lump sum values. For 2007, the interest rate was 5%. For 2008, the interest rate is 5%.

In January 2007, we amended the Retirement Plan, effective on or about June 23, 2007, to discontinue future benefit accruals (other than crediting interest to outstanding account balances) as of such date. The decision to freeze the Retirement Plan was made in connection with a comprehensive review of the Company’s overall retirement program and was based upon the Company’s desire to give employees greater control over their retirement savings by placing greater emphasis on the Retirement Savings Plan (see pp.         ), while at the same time creating more predictability for the Company regarding the future costs of retirement benefits. Accordingly, effective on or about June 23, 2007, we no longer credit each participating employee with an amount equal to a percentage of the employee’s compensation. However, participants continue to earn interest on their previously accrued benefit. Generally, all participants who were employed as of July 1, 2007 became fully vested in their accrued benefits under the Retirement Plan as of such date.

Vested participants can generally elect to receive their benefits under the Retirement Plan after separation from service in either a lump sum or an annuity. In addition, benefits from prior replacement plans, which were terminated in 1985, are payable through an insurance contract with Metropolitan Life Insurance Company.

SRP (Retirement Plan-Related Account). Each SRP participant who participated in the Retirement Plan has a Retirement Plan-related account for benefits that could not be provided under the Retirement Plan as a result of tax-qualified plan limitations. Compensation for SRP Retirement Plan-related account purposes included the same items of compensation as the Retirement Plan, and also included the value of amounts deferred by a participant under a Company nonqualified deferred compensation program and the value of restricted stock awards granted to the participants in lieu of cash supplemental annual incentive awards. SRP Retirement Plan-related account benefits accrued and vested in a manner similar to benefits under the Retirement Plan. Participants may elect to receive payment of their SRP Retirement Plan-related account benefits in either a lump sum or annual installments over a period of 5, 10 or 15 consecutive years, and lump-sum payments are made on the January 1 or July 1 that is at least six months following the participant’s separation from service and installment payments commence on the July 1 of the calendar year following the year in which the participant separates from service. Certain participants were deemed to have rendered up to five additional years of service to the Company for purposes of calculating SRP Retirement Plan-related account benefits.

In January 2007, we amended and restated the SRP, generally effective July 1, 2007, to reflect the amendments made to the Retirement Plan. As a result of such amendments, no contributions generally are made to a participant’s Retirement Plan-related account for any pay period ending on or after July 1, 2007, except for those participants who have an agreement with the Company to receive a credit of up to five additional years of service for purposes of calculating SRP Retirement Plan-related account benefits, who continued to receive contributions to their Retirement Plan-related account through December 31, 2007, but shall receive no other contributions thereafter. Participants continue to receive interest crediting on their outstanding SRP Retirement Plan-related account balances. Generally, all participants who were employed as of July 1, 2007 became vested in the accrued benefits under their Retirement Plan-related account as of such date.

Nonqualified Deferred Compensation

The following table shows the executive or Company contributions, earnings, withdrawals and account balances for the NEOs in our SRP RSP-related accounts and our deferred compensation programs. These programs are unfunded, unsecured deferred compensation programs.

Nonqualified Deferred Compensation 2007
Name	Plan Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
K.I. Chenault	SRP (RSP-Related Account)	$0	$119,485	$79,126	$0	$1,221,789
	Deferred Compensation	$1,050,000	$0	$2,537,423	$0	$19,599,103

	Total	$1,050,000	$119,485	$2,616,549	$0	$20,820,892

A.F. Kelly, Jr.	SRP (RSP-Related Account)	$0	$59,673	$9,583	$0	$363,434
	Deferred Compensation	$575,000	$0	$350,245	$0	$2,921,585

	Total	$575,000	$59,673	$359,828	$0	$3,285,019

E.P. Gilligan	SRP (RSP-Related Account)	$0	$66,985	$11,799	$0	$348,301
	Deferred Compensation	$400,000	$0	$226,127	$278,972	$1,829,558

	Total	$400,000	$66,985	$237,926	$278,972	$2,177,859

L.M. Parent	SRP (RSP-Related Account)	$0	$43,279	$15,174	$0	$409,078
	Deferred Compensation	$100,000	$0	$599,544	$0	$4,596,477

	Total	$100,000	$43,279	$614,718	$0	$5,005,555

D.T. Henry	SRP (RSP-Related Account)	$0	$23,868	$13,382	$0	$228,431
	Deferred Compensation	$335,000	$0	$250,560	$441,403	$1,666,102

	Total	$335,000	$23,868	$263,942	$441,403	$1,894,533

Former Executive Officer
G.L. Crittenden	SRP (RSP-Related Account)	$0	$0	$12,983	$0	$186,753
	Deferred Compensation	$575,000	$0	$199,965	$3,510,701	$0

	Total	$575,000	$0	212,948	$3,510,701	$186,753

(1)	Of the amounts contributed by Mr. Chenault during 2007, $550,000 is included as compensation under “Salary” in the Summary Compensation Table on page . No other amounts shown in this column for Mr. Chenault or the other NEOs are included in the Summary Compensation Table.

(2)	The amounts in this column are also included in the Summary Compensation Table on page under “All Other Compensation.”

(3)	Earnings on SRP RSP-related account balances are determined based on hypothetical investment thereof at the direction of the participant in the funds available under the RSP. The following earnings on Deferred Compensation are included as compensation under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table on page : for Mr. Chenault $1,552,420; for Mr. Kelly $201,855; for Mr. Gilligan $131,363; for Ms. Parent $364,657; for Mr. Henry $148,849 and for Mr. Crittenden $89,751.

(4)	Of the total amounts shown in this column, the following amounts have been reported as “Salary,” “Bonus” or “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table in this proxy statement and prior years’ proxy statements: for Mr. Chenault $8,454,790; for Mr. Kelly $1,975,000; Mr. Gilligan $975,000; for Ms. Parent $400,000; for Mr. Henry $335,000 and for Mr. Crittenden $3,075,000. These amounts do not include amounts reported in this proxy statement and prior years’ proxy statements as above-market earnings on deferred compensation.

SRP (RSP-Related Account). Each SRP participant has an RSP-related account for benefits that cannot be provided under the Retirement Savings Plan as a result of tax-qualified plan limitations. In addition, participants are entitled to a Company contribution under the SRP RSP-related account regardless of whether the participant voluntarily defers compensation under the Retirement Savings Plan. Compensation for SRP RSP-related account purposes includes the same items of compensation as the Retirement Savings Plan, and also includes the value of base pay amounts deferred by a participant under the Company nonqualified deferred compensation programs. Participants may elect to receive payment of their SRP RSP-related account benefits in either a lump sum or annual installments over a period of 5, 10 or 15 consecutive years.

In January 2007, we amended and restated the SRP, generally effective July 1, 2007, to reflect the amendments made to the RSP. As a result, compensation for SRP RSP-related account purposes was changed, effective July 1, 2007, to “total pay” (as defined in the amended Retirement Savings Plan) and to include the value of restricted stock awards granted in lieu of cash annual incentive awards; provided, however, effective January 1, 2008, the compensation of a senior executive for SRP RSP-related account purposes does not include any incentive pay (including the value of any restricted stock awards granted in lieu of cash annual incentive awards) in excess of one times the executive’s base salary. In addition, the Company makes a Company conversion contribution to a participant’s SRP RSP-related account each quarter in an amount equal to the Company conversion contribution that would be credited to the participant under the RSP for such quarter in the absence of the U.S. tax limitations, less the actual Company conversion contribution credited to the participant under the RSP for such quarter.

Deferred Compensation: As part of planning for retirement or other long-term financial needs, we provide the NEOs and certain other U.S.-based senior-level employees with an annual opportunity to defer receipt of a portion of their base salary, annual incentive award or PG award payout up to one times their base salary in any particular year. These deferred compensation opportunities have been provided under separate deferred compensation programs that have been approved annually by the Company’s Compensation and Benefits Committee. For 2007 and prior years, the NEOs have been able to defer receipt until retirement or a specified date at least five years after deferral, but not later than 10 years after retirement. Participants have been able to elect to receive payment of their deferred balances in either a lump sum or annual installments over a period of up to 15 consecutive years. If a participant is retirement eligible (defined as age 55 with 10 or more actual or deemed years of service) at the time of his or her separation from service, then payment commences in accordance with the time elected by the participant (either on the payment date specified by the participant or the date that is at least six months following the participant’s separation from service), and payment is made in the form elected by the participant. If a participant is not retirement eligible, then payment commences on the date that is at least six months following the participant’s separation from service, and payment is made in the form of a lump sum, regardless of the form elected by the participant.

Our deferral program was substantially revised in January 2007 with the help of an outside compensation consultant as part of a review of U.S. retirement income and current and emerging retirement income market practices. Our retirement income review indicated that it continues to be competitive U.S. practice to provide a compensation deferral program for our historical deferral-eligible group, and that linking future deferrals to retirement and the Company’s ROE performance would help achieve our performance incentive, competitive total retirement income level and talent retention objectives. As a result, effective beginning with deferral elections for 2008, we implemented a retirement-focused compensation deferral opportunity by means of new deferred compensation accounts under the SRP. Participants continue to be able to annually defer receipt of a portion of their base salary, annual incentive award or PG award payout up to one times their base salaries to the SRP each year. Participants may elect for payment to commence upon retirement or a specified date at least five years after deferral, but not later than retirement, and to receive payment in either a lump sum or annual installments over a period of 5, 10 or 15 consecutive years. If a participant elects to be paid upon a specified date, and the participant has not had a separation from service prior to such date, then payment is made in the form elected by the participant (lump sum or installments), commencing on the March 15 or September 15 immediately following the participant’s specified date. If a participant is retirement eligible at the time of his or her separation from service, then payment is made in the form elected by the participant (lump sum or installments), commencing on the March 15 or September 15 that is at least six months following the participant’s separation from service. If a participant is not retirement eligible, then payment is made in the form of a lump sum, regardless of the form elected by the participant, commencing on the March 15 or September 15 that is at least six months following the participant’s separation from service.

Deferred Compensation Earnings: Earnings on deferral program balances are linked to the Company’s annual ROE performance, which serves to align the program with the interests of our shareholders. Effective January 1, 2007, deferred balances are credited with annual interest equivalents according to the following schedule (which was revised for the 1994-2006 programs) based on our reported ROE for the relevant year as compared with our publicly announced ROE target range (which is currently 33% to 36%):

Company ROE for Relevant Year	1994-2004 Deferral Program Crediting Rate	2005 and Beyond Deferral Program Crediting Rate
Below Company target ROE	Moody’s A Rate	Moody’s A Rate
At Company target ROE (currently 33%-36%)	13%	9%
Above Company target ROE	16%	11%

(The “Moody’s A Rate” is the average corporate bond yield rate for the relevant calendar year for borrowers rated “A” by Moody’s Investor Services. The Moody’s A Rate was 6.09% as of December 31, 2007.)

For 2007, the Company’s ROE performance was 37%, and interest equivalents were accordingly credited at a rate of 16% for balances under the 1994-2004 deferral programs, and 11% under the 2005-2007 deferral programs.

Interest crediting for balances under the 1994 to 2007 programs in excess of the lowest applicable rate are subject to continued service by the executive for five years or earlier retirement eligibility (defined as age 55 with 10 or more actual or deemed years of service). Effective with deferral elections for 2008 and later years, interest crediting in excess of the lowest applicable schedule rate will be linked to continued service until retirement. This revised structure is designed to continue to promote shareholder value by linking account earnings with ROE performance and to encourage employees to voluntarily save for retirement.

The Company reserves the right to revise ROE-linked interest crediting schedules under outstanding deferral programs at any time, prospectively or retrospectively.

Potential Payments Upon Termination or Change-in-Control

The tables below show certain potential payments that would have been made to an NEO if the NEO’s employment had terminated on December 31, 2007 under various scenarios, including a change-in-control as described on page     . In accordance with SEC rules, the potential payments were determined under the terms of our plans and arrangements as in effect on December 31, 2007. The tables do not include the pension benefits or nonqualified deferred compensation that would be paid to an NEO, which are set forth in the “Pension Benefits 2007” and “Nonqualified Deferred Compensation 2007” tables above, except to the extent that the NEO is entitled to an additional benefit as a result of the termination. In addition, the tables do not include the value of vested but unexercised stock options as of December 31, 2007. The footnotes to the tables describe the assumptions used in estimating the amounts set forth in the tables. Because the payments to be made to an NEO depend on several factors, the actual amounts to be paid out upon an NEO’s termination of employment can only be determined at the time of an executive’s separation from the Company.

An outline of the various termination scenarios and the potential payments that are made to NEOs in each scenario (under the terms of our plans and arrangements as in effect on December 31, 2007) appears after the tables and footnotes.

Potential Payments Upon Termination of Employment/CIC as of 12/31/07
K.I. Chenault
	Death	Disability	Retirement	Termination w/o Cause not in Connection with CIC	Termination w/o Cause or Constructive Term. in Connection with CIC
Incremental Benefits Due to Termination Event
Severance (1)	$0	$0	$0	$26,499,984	$26,499,984
Pro-Rata Bonus (2)	$11,999,992	$11,999,992	$11,999,992	$0	$12,194,981
Value of Accelerated LTIA (3)	$28,302,477	$28,302,477	$11,272,506	$35,120,042	$29,764,777
Deferred Compensation (4)	$0	$0	$0	$5,667,276	$5,570,619
Retirement Savings Plan (5)	$0	$261,932	$0	$278,910	$0
Retirement Plan (6)	$0	$0	$0	$41,867	$0
Other Benefits (7)	$1,500,000	$316,061	$316,061	$382,115	$345,209
Gross-Up on Excise Taxes (8)	n/a	n/a	n/a	n/a	$21,889,837
Total Value of Incremental Benefits	$41,802,469	$40,880,462	$23,588,559	$67,990,194	$96,265,407

Potential Payments Upon Termination of Employment/CIC as of 12/31/07
A.F. Kelly, Jr.
	Death	Disability	Voluntary Resignation	Termination w/o Cause not in Connection with CIC	Termination w/o Cause or Constructive Term. in Connection with CIC
Incremental Benefits Due to Termination Event
Severance (1)	$0	$0	$0	$9,699,994	$9,699,994
Pro-Rata Bonus (2)	$3,999,997	$3,999,997	$0	$0	$3,902,978
Value of Accelerated LTIA (3)	$12,241,238	$12,241,238	$0	$5,929,918	$12,602,663
Deferred Compensation (4)	$558,425	$948,639	$0	$511,473	$575,764
Retirement Savings Plan (5)	$0	$365,390	$0	$103,069	$0
Retirement Plan (6)	$0	$0	$0	$20,119	$0
Other Benefits (7)	$1,500,000	$0	$0	$59,572	$112,763
Gross-Up on Excise Taxes (8)	n/a	n/a	n/a	n/a	$0
Total Value of Incremental Benefits	$18,299,660	$17,555,264	$0	$16,324,145	$26,894,162

Potential Payments Upon Termination of Employment/CIC as of 12/31/07
E.P. Gilligan
	Death	Disability	Voluntary Resignation	Termination w/o Cause not in Connection with CIC	Termination w/o Cause or Constructive Term. in Connection with CIC
Incremental Benefits Due to Termination Event
Severance (1)	$0	$0	$0	$8,849,996	$8,849,996
Pro Rata Bonus (2)	$3,599,998	$3,599,998	$0	$0	$3,552,992
Value of Accelerated LTIA (3)	$11,643,146	$11,643,146	$0	$5,772,019	$12,004,571
Deferred Compensation (4)	$147,740	$516,927	$0	$392,926	$466,954
Retirement Savings Plan (5)	$0	$458,465	$0	$117,767	$0
Retirement Plan (6)	$0	$0	$0	$27,385	$0
Other Benefits (7)	$1,500,000	$0	$0	$54,612	$109,869
Gross-Up on Excise Taxes (8)	n/a	n/a	n/a	n/a	$0
Total Value of Incremental Benefits	$16,890,884	$16,218,536	$0	$15,214,705	$24,984,382

Potential Payments Upon Termination of Employment/CIC as of 12/31/07
L.M. Parent
	Death	Disability	Retirement	Termination w/o Cause not in Connection with CIC	Termination w/o Cause or Constructive Term. in Connection with CIC
Incremental Benefits Due to Termination Event
Severance (1)	$0	$0	$0	$3,850,000	$3,850,000
Pro Rata Bonus (2)	$1,400,000	$1,400,000	$1,400,000	$0	$1,553,989
Value of Accelerated LTIA (3)	$2,854,612	$2,854,612	$1,728,453	$3,859,743	$3,077,512
Deferred Compensation (4)	$0	$0	$0	$1,234,034	$1,383,296
Retirement Savings Plan (5)	$0	$235,074	$0	$254,489	$0
Retirement Plan (6)	$0	$0	$0	$43,584	$0
Other Benefits (7)	$1,500,000	$273,668	$273,668	$369,744	$294,682
Gross-Up on Excise Taxes (8)	n/a	n/a	n/a	n/a	$0
Total Value of Incremental Benefits	$5,754,612	$4,763,354	$3,402,121	$9,611,594	$10,159,479

Potential Payments Upon Termination of Employment/CIC as of 12/31/07
D.T. Henry
	Death	Disability	Retirement	Termination w/o Cause not in Connection with CIC	Termination w/o Cause or Constructive Term. in Connection with CIC
Incremental Benefits Due to Termination Event
Severance (1)	$0	$0	$0	$2,266,000	$2,266,000
Pro Rata Bonus (2)	$508,000	$508,000	$508,000	$0	$506,500
Value of Accelerated LTIA (3)	$2,101,610	$2,101,610	$946,294	$3,038,160	$2,247,476
Deferred Compensation (4)	$0	$0	$0	$110,245	$128,456
Retirement Savings Plan (5)	$0	$207,867	$0	$152,706	$0
Retirement Plan (6)	$0	$0	$0	$23,309	$0
Other Benefits (7)	$1,480,000	$259,527	$259,527	$396,523	$282,327
Gross-Up on Excise Taxes (8)	n/a	n/a	n/a	n/a	$0
Total Value of Incremental Benefits	$4,089,610	$3,077,004	$1,713,821	$5,986,943	$5,430,759

(1)	Severance. Reflects two times current base salary plus two times cash AIA awarded for 2006 performance plus two times the value of RSAs/RSUs issued in recognition of 2006 performance (and as an incentive for future performance).

(2)	Pro Rata Bonus.

Under Death, Disability and Retirement: Reflects cash AIA awarded for 2006 performance plus the value of RSAs/RSUs issued in recognition of 2006 performance (and as an incentive for future performance).

Under Change in Control: Reflects the average of the value awarded in 2007 for 2006 performance and the value awarded in 2006 for 2005 performance (cash AIA plus the value of RSAs/RSUs issued in recognition of performance and as an incentive for future performance).

(3)	Value of Accelerated LTIA. For NQSOs, reflects the acceleration of “in the money” NQSOs.

(4)	Deferred Compensation.

Under Death: Reflects vesting of the unvested interest for non-retiree eligible executives.

Under Disability: Reflects vesting of the unvested interest for non-retiree eligible executives and additional interest crediting on the account until paid.

Under Termination without Cause not in Connection with CIC: Reflects two years of interest crediting on the grandfathered amounts (amounts that were earned and vested prior to December 31, 2004) and accelerated vesting of interest credits on non-grandfathered amounts that vest during the two-year severance period.

Under Change in Control: Reflects two years of interest crediting on the grandfathered amounts (amounts that were earned and vested prior to December 31, 2004) and accelerated vesting of interest credits on non-grandfathered amounts that otherwise would vest during a two-year severance period.

(5)	Retirement Savings Plan.

Under Termination without Cause not in Connection with CIC: Reflects two years of investment gains on account balances.

Under Disability: Reflects value of future employer contributions assuming executive elects to retire at age 65.

(6)	Retirement Plan. Under Termination without Cause not in Connection with CIC: Reflects two years of interest on account balances.

(7)	Other Benefits.

Outplacement

Under Termination without Cause not in Connection with CIC, and Change in Control: Reflects an estimated value of $7,000.

Health and Welfare Continuation

Under Termination without Cause not in Connection with CIC, and Change in Control: Reflects continuation of medical, dental and Health Savings Account contributions over the two-year severance period.

Perquisite Allowance

Under Termination without Cause not in Connection with CIC: Reflects continuation of flexible cash allowance of $35,000 for one year.

Key Life Surrender Value

Under Death: Reflects the benefit under the Key Executive Life Insurance Plan payable to the beneficiary.

Under Disability, Retirement and Termination without Cause not in Connection with CIC: Reflects the cash surrender value under the Key Executive Life Insurance Plan if the NEO is retirement eligible.

Under Change in Control: Reflects the cash surrender value under the Key Executive Life Insurance Plan.

(8)	Gross-Up on Excise Taxes. Calculations to estimate the excise tax due under Sections 280G and 4999 of the Internal Revenue Code are complex and reflect a number of assumptions. We assume that a change in control occurred on December 31, 2007 at a stock price of $52.02 and that each executive’s employment is terminated. We also assume certain performance outcomes for AIA and PG, along with assumptions about interest and tax rates.

The following is a summary of the various termination scenarios and how potential payments are determined.

Death.

In the event of the death of an NEO:

•	a pro rata portion of the AIA for the year of death, based on the amount of the NEO’s prior year’s AIA, is paid to the NEO’s designated beneficiary or estate;
•	the NEO’s NQSOs, RSAs and RSUs become 100% vested, and NQSOs remain exercisable for five years (but not to exceed their original ten-year term);
•	a pro rata portion (based on a 38-month vesting period) of the NEO’s outstanding PG awards are paid to the NEO’s designated beneficiary or estate;
•

if the NEO is not already retirement eligible (at least age 55 with ten or more actual or deemed years of service to the Company), all earnings at the ROE rate on the NEO’s balance under our deferred compensation programs become 100% vested;

•	the total balance of the NEO’s account under our deferred compensation programs is paid to the NEO’s designated beneficiary or estate in a lump sum;
•	the NEO’s benefits under our Retirement Savings Plan and our Retirement Plan become 100% vested; and
•

the NEO’s designated beneficiary receives the coverage amount under our Key Executive Life Insurance Plan (and the Company is entitled to receive any excess cash value under the life insurance policy on the NEO).

Disability.

Disability generally means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. For purposes of the Retirement Plan, disability generally means a physical or mental condition that renders the participant eligible for disability benefits under the federal Social Security Act.

In the event of the disability of an NEO:

•	a pro rata portion of the AIA for the year of disability, based on the amount of the NEO’s prior year’s AIA, is paid to the NEO;
•	the NEO’s NQSOs, RSAs and RSUs become 100% vested, and NQSOs remain exercisable for five years (but not to exceed their original ten-year term);
•	a pro rata portion (based on a 38-month vesting period) of the NEO’s outstanding PG awards are paid to the NEO;
•

if the NEO is not already retirement eligible (at least age 55 with ten or more actual or deemed years of service to the Company), all earnings at the ROE rate on the NEO’s balance under our deferred compensation programs become 100% vested;

•	the NEO’s account balance under our deferred compensation programs is paid at the time and in the form (lump sum or installments) elected by the NEO;
•	the NEO’s benefits under our Retirement Savings Plan and our Retirement Plan become 100% vested;
•

the NEO continues to accrue benefits under our Retirement Savings Plan, based on the NEO’s rate of compensation immediately prior to the disability, through the NEO’s attainment of age 65 (or earlier recovery from the disability or complete withdrawal of plan benefits); and

•	if the NEO is retirement eligible, then the NEO is entitled to receive the cash surrender value of the life insurance policy on the NEO under our Key Executive Life Insurance Plan.

Voluntary Resignation.

The effects of a voluntary resignation by an NEO depend on whether the NEO is retirement eligible at the time of resignation. Retirement eligible means that the NEO is at least age 55 with ten or more actual or deemed years of service to the Company.

If an NEO is retirement eligible, then in the event of the voluntary resignation by the NEO:

•	if the retirement occurs on or after April 1st of the year, then a pro rata portion of the AIA for the year of retirement, based on the amount of the NEO’s prior year’s AIA, is paid to the NEO;

•

the NEO’s unvested NQSOs granted before January 2005 are forfeited; for NQSOs granted beginning January 2005, 50% of unvested shares that are outstanding for more than one year vest according to their original schedule and the remaining shares are forfeited; vested NQSOs and NQSOs which become vested upon retirement remain exercisable until the end of their original ten-year term;

•	the NEO’s RSAs and RSUs that have been outstanding for more than two years vest in part or in full, and those that have been outstanding for two years or less are forfeited;
•

a pro rata portion (based on a 38-month vesting period) of the NEO’s PG awards that have been outstanding for more than one year are paid to the NEO (on the normal payment date for such PG awards), and the NEO’s PG awards that have been outstanding for one year or less are forfeited;

•	the NEO’s account balance under our deferred compensation programs is paid at the time and in the form (lump sum or installments) elected by the NEO; and
•	the NEO is entitled to receive the cash surrender value of the life insurance policy on the NEO under our Key Executive Life Insurance Plan.

If an NEO is not retirement eligible, then in the event of the voluntary resignation by the NEO:

•	the NEO’s AIA for the year of resignation is forfeited;
•	the NEO’s NQSOs (vested and unvested), RSAs and RSUs are forfeited;
•	the NEO’s outstanding PG awards are canceled; and
•

the NEO’s account balance under our deferred compensation programs is paid in a lump sum – amounts that were earned and vested prior to December 31, 2004 are paid at the time of termination and all other amounts are paid on a date at least six months following the date of termination.

Termination without Cause not in Connection with CIC.

In the event of the termination without cause of an NEO, which is not in connection with a CIC:

•

the NEO is entitled to receive separation pay of two years’ annual compensation, which includes base salary and the amount of the last AIA paid, and separation pay is paid in installments over the two-year separation period;

•	the NEO’s AIA for the year of termination is forfeited;
•

the NEO’s NQSOs continue to vest and remain exercisable during the NEO’s severance period, and (except as otherwise described below) are canceled on the earlier of their expiration date, the end of the NEO’s severance period or the NEO’s commencement of other employment;

•

the NEO’s RSAs and RSUs continue to vest during the NEO’s severance period, and (except as otherwise described below) are canceled on the earlier of the end of the NEO’s severance period or the NEO’s commencement of other employment;

•	the NEO’s PG awards that remain outstanding at the end of the NEO’s severance period are canceled (except as otherwise described below);
•

if the NEO is retirement eligible (at least age 55 with ten or more actual or deemed years of service to the Company), then the NEO’s account balance under our deferred compensation programs is paid at the time and in the form (lump sum or installments) elected by the NEO; otherwise the NEO’s account balance is paid in a lump sum – amounts that were earned and vested on or prior to December 31, 2004 are paid at the end of the two-year severance period and all other amounts are paid on a date at least six months following the date of termination;

•

the NEO’s account balances under our Retirement Savings Plan cannot be distributed until the end of the two-year severance period and continue to receive investment gains and losses during such period;

•

the NEO’s account balances under our Retirement Plan cannot be distributed until the end of the two-year severance period and continue to receive interest crediting under the terms of the plan during such period;

•	the NEO is entitled to U.S. medical, dental and health savings account contributions for up to two years, generally on the same basis as prior to termination;
•	the NEO is entitled to receive the perquisite allowance for the year of termination;
•	the NEO is entitled to receive outplacement services; and
•	if the NEO is retirement eligible, then the NEO is entitled to receive the cash surrender value of the life insurance policy on the NEO under our Key Executive Life Insurance Plan.

If the NEO is retirement eligible (at least age 55 with ten or more actual or deemed years of service to the Company) by the end of the NEO’s severance period, then the NEO receives the NQSO, RSA, RSU and PG award treatment described above under Voluntary Resignation by a retirement eligible NEO.

If the NEO would be age 60 with ten or more actual or deemed years of service to the Company by the end of the NEO’s severance period (only Mr. Henry will have qualified for this additional benefit as of December 31, 2009), then the NEO also receives the following:

•

for NQSOs granted beginning January 2005, 100% of unvested shares that are outstanding for more than one year vest according to their original schedule and the remaining shares are forfeited; vested NQSOs and NQSOs which become vested upon termination remain exercisable until the end of their original ten-year term;

•	50% of those RSAs/RSUs that have been outstanding for two years or less vest upon retirement and the remaining shares are forfeited; and
•	50% of the NEO’s PG awards that have been outstanding for one year or less are paid to the NEO (on the normal payment date for such PG awards), and the remaining portion is forfeited.

Termination without Cause in Connection with CIC.

In the event of the termination without cause of an NEO, which is in connection with a CIC:

•

the NEO is entitled to receive separation pay of two years’ annual compensation, which includes base salary and the amount of the last AIA paid, and separation pay is paid in a lump sum on a date at least six months following the date of termination;

•	a pro rata portion of the AIA for the year of termination, based on the amount of the NEO’s two prior years’ AIAs, is paid to the NEO;
•	the NEO’s NQSOs, RSAs and RSUs become 100% vested upon the CIC, and options remain exercisable for 90 days following termination;
•

a pro rata portion (based on a 36-month vesting period) of the NEO’s outstanding PG awards, based on the average of the payout percentages for the last two PG programs paid out before the CIC, are paid to the NEO;

•

two years of additional interest (using the prior year’s interest rate assuming 16% for 1994-2004 programs and 11% for 2005 programs and beyond) are credited to the NEO’s account balance for amounts that were earned and vested on or prior to December 31, 2004 under our deferred compensation programs;

•	the NEO’s account balance for amounts that were earned and vested prior to December 31, 2004 under our deferred compensation programs is paid in a lump sum at the time of termination;
•

if an NEO is retirement eligible, all other account balances are paid at the time and in the form (lump sum or installments) elected by the NEO; if an NEO is not retirement eligible, all other account balances are paid in a lump sum on a date at least six months following the date of termination;

•	the NEO is entitled to U.S. medical, dental and health savings account contributions for up to two years, generally on the same basis as prior to termination;
•	the NEO is entitled to receive outplacement services;
•	the NEO is entitled to receive the cash surrender value of the life insurance policy on the NEO under our Key Executive Life Insurance Plan; and
•

in the event that certain payments and benefits received by the NEO are treated as “excess parachute payments” for federal income tax purposes, and as a result the NEO is subject to excise tax on such benefits, then the NEO is entitled to receive a “tax gross-up payment” that puts the NEO in the same economic position he or she would have been in had such excise tax not applied.

Share Plans

The following table provides summary information with respect to the Company’s equity compensation plans under which the Company’s common shares may be issued to employees or non-employees (such as Directors, consultants or advisors) as of December 31, 2007, each of which was approved by shareholders. Information relating to employee stock purchase plans and employee savings plans (such as 401(k) plans) is not included. Information is provided in the aggregate for the Company’s equity compensation plans which have been approved by the Company’s shareholders. There are no plans that have not been approved by shareholders.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by shareholders	86,580,651	$40.23	52,133,242

Equity compensation plans not approved by shareholders	0	0	0

Total	86,580,651	$40.23	52,133,242

CERTAIN RELATIONSHIPS AND TRANSACTIONS

We engage in transactions, arrangements and relationships with many other entities, including financial institutions and professional organizations, in the course of our ordinary business activities. Some of our Directors, Director nominees, executive officers, greater than five percent shareholders and their immediate family members (each, a Related Person) may be directors, officers, partners, employees or shareholders of these entities. We carry out transactions with these firms on customary terms, and, in many instances, our Directors and executive officers may not have knowledge of them. To the Company’s knowledge, since January 1, 2007 no Related Person has had a material interest in any of our ongoing business transactions or relationships.

In February 2007, the Board of Directors adopted a written Related Person Transaction Policy (the Policy) governing Company transactions, arrangements and relationships involving more than $120,000 in which a Related Person has a direct or indirect material interest (Related Person Transactions). Under the Policy, Related Person Transactions must be approved by the Nominating and Governance Committee of the Board of Directors (the Committee). The Committee may approve a Related Person Transaction only if it determines, based on a review of the relevant facts and circumstances, that it is consistent with the best interests of the Company. In the event the Company becomes aware of a Related Person Transaction that was not approved under the Policy, the Committee will consider the options available to the Company, including ratification, revision or termination of the Related Person Transaction. The Policy does not supersede any other Company policy or procedure that may apply to any Related Person Transaction, including its Corporate Governance Principles and Codes of Conduct for Directors and employees.

The Secretary’s Office is responsible for assisting the Committee in carrying out its responsibilities under the Policy. Management is required to present to the Committee the material facts of any transaction that it believes may require review under the Policy. In cases where it is impracticable or undesirable to delay a decision on a proposed transaction until the next meeting of the Committee, the Chair of the Committee may review and approve the transaction. Any such approval must be reported to the full Committee at its next regularly scheduled meeting. If a matter before the Committee involves a member of the Committee or one of the member’s immediate family members, the member may not participate in the Committee’s deliberations or vote on such matter.

Pursuant to the Policy, the Committee has pre-approved certain categories of transactions that may constitute Related Person Transactions as being consistent with the best interests of the Company. These categories are:

•	executive officer compensation approved by the Board or its Compensation Committee;

•	non-employee Director compensation approved by the Board or the Nominating and Governance Committee;

•	directors and officers insurance payments and indemnification payments made in accordance with the Company’s charter or by-laws;

•

transactions in the ordinary course of business with entities at which a Related Person is a director, executive officer, employee and/or a less than 10% beneficial owner, provided the amounts involved do not exceed the greater of $1 million or 1% of the other entity’s annual revenues;

•	transactions where the rates or charges are determined by competitive bids;

•

contributions by the Company or the American Express Foundation to a charitable organization at which a Related Person serves as a director, executive officer and/or trustee, provided that the aggregate annual amount of such contributions, excluding contributions under the Company’s gift match program and contributions under the Company’s Directors’ Charitable Award Program, do not exceed the lesser of $1 million or 2% of the organization’s total annual revenues;

•	use of the Company’s products and services on terms and conditions similar to those available to other customers or employees generally; and

•	transactions in which all shareholders receive the same benefits on a pro rata basis.

One of our Directors, Mr. Jordan, is of counsel to the law firm of Akin Gump Strauss Hauer & Feld LLP. In 2007, the Company paid no fees to this firm. Mr. Jordan is also a Senior Managing Director of the investment banking firm of Lazard Freres & Co. LLC, which the Company utilized in 2007 and may utilize from time to time in the future for investment banking and financial advisory services. Another director, Ms. Barshefsky, is a partner of the law firm of WilmerHale. WilmerHale provided legal services to us in 2007 at customary rates, and we may continue to use its services in 2008.

Our executive officers and Directors may from time to time take out loans from certain of our subsidiaries on the same terms that these subsidiaries offer to the general public. For example, American Express Centurion Bank may extend credit to our Directors and executive officers under their Optima® Cards or Blue from American Express®. All indebtedness from these transactions is in the ordinary course of our business and is on the same terms, including interest rates, in effect for comparable transactions with other people. Such indebtedness involves normal risks of collection and does not have features or terms that are unfavorable to our subsidiaries.

Our executive officers and Directors may also have transactions with us involving other goods and services, such as health savings accounts and travel services. These transactions are also in the ordinary course of our business, and we provide them on terms that we offer to our customers generally.

Occasionally we may have employees who are related to our executive officers or Directors. We compensate these individuals in a manner consistent with our policies that apply to all employees.

We have a number of ordinary course relationships with Berkshire Hathaway Inc., its affiliates, and companies in which they have significant investments. Some of these companies are service establishments that accept our charge and credit cards and pay us fees when our customers use these cards. From time to time we may enter into joint marketing or other relationships with one or more of these companies that encourage our customers to apply for and use our cards. We also provide Corporate Card or travel services to some of these companies, and these companies pay fees to us. We may engage in other commercial transactions with these companies and pay or receive fees in those transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers and beneficial owners of 10% or more of our common shares to file reports with the SEC. Based on our records and other information, we believe that all reports that were required to be filed under Section 16 during 2007 were timely filed.

DIRECTORS AND OFFICERS LIABILITY INSURANCE

We have an insurance program in place to provide coverage for Directors and officers liability and fiduciary liability arising from employee benefit plans we sponsor. The coverage for Directors and officers liability provides that, subject to the policy terms and conditions, the insurance carriers will (1) reimburse us when we are legally permitted to indemnify our Directors and officers; (2) pay losses, including settlements, judgments and legal fees, on behalf of our Directors and officers when we cannot indemnify them; and (3) pay our losses resulting from certain securities claims. The fiduciary liability portion of the program covers Directors and employees who serve as fiduciaries for our employee benefit plans. Subject to the policy terms and conditions, it covers losses from alleged breaches of fiduciary or administrative duties, as defined in the Employee Retirement Income Security Act of 1974 or similar laws or regulations outside the United States. Effective from November 30, 2007 to November 30, 2008, this insurance is provided by a consortium of carriers. ACE American Insurance Company is the lead insurer. XL Specialty Insurance Company, National Union Fire Insurance Company of Pittsburgh, PA, Federal Insurance Company, Allied World Assurance Company Ltd., U.S. Specialty Insurance Company, Twin City Fire Insurance Company and Arch Insurance Company provide excess coverage. The program also includes supplemental layers dedicated exclusively to providing coverage for Directors and officers when we cannot indemnify them. The supplemental layers are provided by XL Specialty Insurance Company, National Union Fire Insurance Company of Pittsburgh, PA, RLI Insurance Company, U.S. Specialty Insurance Company, AIG Excess Liability Insurance International Limited, Allied World Assurance Company Ltd., St. Paul Mercury Insurance Company, Continental Casualty Company and Arch Insurance Company. We expect to obtain similar coverage upon expiration of the current program. The annual premium for the current program is approximately $6,745,346.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION

OF PROXY PROPOSALS, NOMINATION OF DIRECTORS

AND OTHER BUSINESS OF SHAREHOLDERS

Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for the 2009 Annual Meeting of Shareholders, our Secretary must receive the proposal at our principal executive offices by November [    ], 2008. Any such proposal should comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

Under our by-laws, and as SEC rules permit, shareholders must follow certain procedures to nominate a person for election as a Director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the Secretary of the Company at our principal executive offices. We must receive notice as follows:

•

We must receive notice of a shareholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. Assuming that our 2008 Annual Meeting is held on schedule, we must receive notice pertaining to the 2009 Annual Meeting no earlier than December 29, 2008 and no later than January 28, 2009.

•

However, if we hold the annual meeting on a date that is not within 30 days before or after such anniversary date, we must receive the notice no later than 10 days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

•

If we hold a special meeting to elect Directors, we must receive a shareholder’s notice of intention to introduce a nomination no later than 10 days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

A notice of a proposed nomination must include certain information about the shareholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder. Any proposal (other than a proposal pursuant to Rule 14a-8) that is received after the times specified above for proposed items of business will be considered untimely under Rule 14a-4(c) under the Exchange Act, and the persons named in the proxy for the meeting may exercise their discretionary voting power with respect to such proposal, including voting against such proposal.

The Board and our management have not received notice of, and are not aware of, any business to come before the Annual Meeting other than the agenda items we refer to in this proxy statement and other than a proposal that may be presented by a shareholder relating to the American Express Code of Conduct for employees, for which the named proxies have discretionary authority in voting the proxies under Rule 14a-4(c) under the Exchange Act, and intend to exercise such discretion to vote against such proposal if presented at the Annual Meeting. If any other matter comes before the Annual Meeting, the persons on our proxy committee will use their best judgment in voting the proxies.

* * * *

If you would like a copy of our 2007 Form 10-K, excluding certain exhibits, please contact Stephen P. Norman, Secretary, American Express Company, 200 Vesey Street, New York, New York 10285.

Please vote by telephone or the Internet or sign, date and return the enclosed proxy or voting instruction form in the prepaid envelope. We encourage you to attend the April 28, 2008 Meeting. The Company will not require tickets for admission to the meeting. However, to assure that attendance is limited to shareholders, please bring with you some proof of American Express Company common share ownership, such as a current brokerage statement, and an identification bearing a photograph. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Annual Meeting.

KENNETH I. CHENAULT

Chairman and Chief Executive Officer

LOCATION OF THE 2008 ANNUAL MEETING OF

SHAREHOLDERS OF

AMERICAN EXPRESS COMPANY

Our world headquarters is the site of the 2008 Annual Meeting of Shareholders. We are located at 200 Vesey Street on the west side of Lower Manhattan in the World Financial Center.

BY SUBWAY

Take any of these subway lines: the A, C, E, R, W or the 1, 2, 3, 4 or 5 trains. All of these trains stop near the World Financial Center. The World Financial Center is located across the Westside Highway (also known as West Street) on the Hudson River. Our building is on the north side of the Winter Garden in the World Financial Center.

BY CAR OR TAXI

Take the Westside Highway in Lower Manhattan. Enter the World Financial Center by turning west on either Murray Street or Vesey Street. Go to the main entrance of our building, located at the corner of Vesey Street and the Westside Highway.

PRELIMINARY PROXY MATERIALS - SUBJECT TO REVIEW

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time either on April 23, 2008, for shares held in employee plans, or on April 27, 2008 for all other shares. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

200 VESEY STREET NEW YORK, NY 10285
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time either on April 23, 2008, for shares held in employee plans, or on April 27, 2008 for all other shares. Have your proxy card in hand when you call and then follow the instructions. Toll free in the U.S. and Canada.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to American Express Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by American Express Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

If you vote your proxy by Internet or by telephone you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

AMEXP1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN EXPRESS COMPANY

The Board of Directors recommends a vote FOR Items 1, 2, 3, 4a through 4d, and AGAINST Item 5. If no voting instructions are given the proxy will be voted as the Board of Directors recommends.						For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Item 1 - To Elect Directors

Nominees:

	(01) D.F. Akerson	(06) J. Leschly	(11) R.D. Walter			☐	☐	☐
	(02) C. Barshefsky	(07) R.C. Levin	(12) R.A. Williams
	(03) U.M. Burns	(08) R.A. McGinn
	(04) K.I. Chenault	(09) E.D. Miller
	(05) P. Chernin	(10) S.S Reinemund

			For	Against	Abstain				For	Against	Abstain

Item 2 -	A proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for2008.		☐	☐	☐		4a. Merger or consolidation		☐	☐	☐
							4b. Sale, lease or exchange or other disposition of all or substantially all of the Company’s assets outside the ordinary course of business.		☐	☐	☐

							4c. Plan for the exchange of shares.		☐	☐	☐

Item 3 -	A proposal to amend the Certificate of Incorporation to requirea majority vote for the election of Directors in non-contested elections.		☐	☐	☐		4d. Authorization of dissolution.		☐	☐	☐

Items 4a through 4d -	Proposals to amend the Certificate of Incorporation to eliminate statutory supermajority voting for the following actions:					Item 5 -	A shareholder proposal relating to cumulative voting for Directors.		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.

NOTE: Please sign as name appears printed above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 28, 2008

The American Express Company Proxy Statement and 2007 Annual Report to Shareholders are available at www.proxyvote.com.

Notice to employees participating in the American Express Retirement Savings Plan (“Amex RSP”) or the Employee Stock Ownership Plan of Amex Canada, Inc. (“ESOP”).

These shares will be voted as you instruct if your proxy card, telephone, or lnternet voting instructions are received on or before 11:59 P.M. Eastern Time, Wednesday, April 23, 2008, by Broadridge, which is acting on behalf of the Trustees of these Plans.

If Broadridge does not receive your voting instructions by 11:59 P.M. Eastern Time, Wednesday, April 23, 2008, the Trustees of the Amex RSP and the ESOP will not vote these shares.

AMERICAN EXPRESS COMPANY
Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on Monday, April 28, 2008

The undersigned hereby appoints Daniel T. Henry, Stephen P. Norman and Louise M. Parent, or any of them, proxies or proxy, with full power of substitution, to vote all common shares of American Express Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Company’s New York City headquarters, 200 Vesey Street, New York, New York 10285, on Monday, April 28, 2008 at 10:00 A.M., Eastern Time, and at any adjournment(s) or postponement(s) of the Meeting, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the Proxy Statement, and in their discretion upon any matter that may properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting. The undersigned hereby revokes any proxies submitted previously.

To ensure timely receipt of your vote and to help the Company reduce costs, you are encouraged to submit your voting instructions by lnternet or by telephone. Follow the instructions on the reverse side of this card.

If you choose to submit your voting instructions by mail, mark, sign and date this proxy card on the reverse side and return it promptly in the envelope provided. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Please date and sign on the reverse side.)